Exhibit 10.16

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of January 29, 2024 (the “Second Amendment Effective Date”), is entered into among Crawford & Company, a Georgia corporation (“Crawford”), the other Borrowers party hereto, and Bank of America, N.A., as the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement (as defined below) or the Amended Credit Agreement (as defined below), as applicable.

RECITALS

WHEREAS, Crawford, the other Borrowers party thereto, the Lenders from time to time party hereto, Bank of America, N.A., as the Administrative Agent, the Australian Security Trustee, the UK Security Trustee, a Swing Line Lender and a L/C Issuer, the other Swing Line Lenders from time to time party thereto, and the other L/C Issuers from time to time party thereto, entered into that certain Credit Agreement, dated as of November 5, 2021 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time prior to the Second Amendment Effective Date, the “Existing Credit Agreement”).

WHEREAS, the Administrative Agent and Crawford have determined (which determination shall be conclusive absent manifest error) that syndicated loans currently being executed and agented in the U.S. are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the CDOR Rate for Canadian Dollars.

WHEREAS, pursuant to Section 3.03(b) of the Existing Credit Agreement, (a) the Administrative Agent and the Borrowers have elected to amend the Existing Credit Agreement solely for the purpose of replacing the CDOR Rate for Canadian Dollars with a Successor Rate and (b) in connection with the implementation of such Successor Rate, the Administrative Agent has elected to make Conforming Changes, in each case, as set forth below, subject to the terms and conditions specified in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Existing Credit Agreement.

(a) The Existing Credit Agreement is amended in its entirety to read in the form attached hereto as Annex A (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”).

(b) All schedules and exhibits to the Existing Credit Agreement (as amended or otherwise modified in writing prior to the Second Amendment Effective Date) shall not be modified or otherwise affected hereby.

(c) Notwithstanding anything in this Agreement or the Amended Credit Agreement to the contrary, to the extent any Loan bearing interest at the CDOR Rate is outstanding on the Second Amendment Effective Date, such Loan shall continue to bear interest at the CDOR Rate until the end of the current Interest Period or payment period applicable to such Loan in accordance with the terms of the Existing Credit Agreement.

Annex A

2. Conditions Precedent. This Agreement shall be effective on the Second Amendment

Effective Date upon satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received executed counterparts of this Agreement, executed by (i) a Responsible Officer of Crawford and each other Borrower, and (ii) a duly authorized officer of the Administrative Agent.

(b) Crawford shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced to Crawford at least three (3) Business Days prior to the Second Amendment Effective Date, and such invoice may include such additional amounts of such fees, charges, and disbursements as shall constitute counsels’ reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the Second Amendment Effective Date (provided, that, such estimate shall not thereafter preclude a final settling of accounts between Crawford and the Administrative Agent).

3. Miscellaneous.

(a) Except as set forth in this Agreement, the Loan Documents and the obligations of the Loan Parties thereunder are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

(b) Each Borrower (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents, (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents, (iv) agrees that the Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever by this Agreement, (v) confirms its grant of security interests pursuant to the Collateral Documents to which it is a party as Collateral for the Obligations, and (vi) acknowledges that all Liens granted (or purported to be granted) pursuant to the Collateral Documents remain and continue in full force and effect in respect of, and to secure, the Obligations.

(c) Each Borrower represents and warrants that: (i) it has the full power and authority to execute, deliver and perform this Agreement; (ii) it has taken, or on the date hereof will have taken, all necessary action, as applicable, to execute, deliver and perform this Agreement, and has validly executed and delivered this Agreement; (iii) this Agreement constitutes the legal, valid and binding obligation of such Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law); (iv) the execution, delivery and performance by such Borrower of this Agreement, and compliance by it with the terms hereof, do not and will not (A) violate any provision of its articles or certificate of incorporation or formation, its bylaws, constitutional documents or operating agreement, or other applicable formation or organizational documents, (B) contravene any other Applicable Law, (C) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (D) except for the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets other than Permitted Liens; except, in the case of clauses (B) and (C) above, where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a

Annex A

Material Adverse Effect; (v) no consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by such Borrower of this Agreement or the legality, validity or enforceability hereof or thereof, other than (A) consents, authorizations and filings that have been made or obtained and that are in full force and effect or (B) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (vi) after giving effect to this Agreement, (A) the representations and warranties of the Borrowers and each other Loan Party contained in the Amended Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the Second Amendment Effective Date and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the Second Amendment Effective Date, and except that for purposes of this Section

3(c)(vi)(A), the representations and warranties contained in contained in Section 5.11(a) of the Amended Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Amended Credit Agreement, respectively, and (B) no Default exists.

(d) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to in the Amended Credit Agreement or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of the Amended Credit Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(e) Subject to Section 11.18 of the Amended Credit Agreement, this Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures (including facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement. The authorization under this Section 3(e) may include use or acceptance by the Borrowers and the Administrative Agent of a manually signed paper copy of this Agreement which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed copy of this Agreement converted into another format, for transmission, delivery and/or retention.

Annex A

(f) If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(h) The terms of Sections 11.14(b), 11.14(c), 11.14(d) and 11.15 of the Amended Credit Agreement with respect to submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[SIGNATURE PAGES FOLLOW]

Annex A

IN WITNESS WHEREOF, IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by a duly authorized officer as of the date first written above.

CRAWFORD: CRAWFORD & COMPANY,

a Georgia corporation

By: /s/ Thomas J. Welch

Name: Thomas J. Welch

Title: Treasurer

FOREIGN BORROWERS: CRAWFORD & COMPANY RISK SERVICES INVESTMENTS LIMITED,

a limited company incorporated under the laws of England and Wales with registered number 02855446

By: /s/ Stephen D. Pearsall

Name: Stephen D. Pearsall

Title: Director

CRAWFORD & COMPANY (CANADA) INC.,

a corporation incorporated under the laws of Canada

By: /s/ Thomas J. Welch

Name: Thomas J. Welch

Title: Treasurer

EXECUTED by CRAWFORD & COMPANY (AUSTRALIA) PTY. LTD., a proprietary limited company organized in Australia (ACN 002 317 133), in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:

By: /s/ William Bruce Swain

Name: William Bruce Swain

Title: Director

By: /s/ Graeme John Lay

Name: Graeme John Lay

Title: Secretary

Annex A

ADMINISTRATIVE AGENT: bank of america, n.a.,

as the Administrative Agent

By: /s/ Anthony W. Kell

Name: Anthony W. Kell

Title: Vice President

Annex A

Annex A

Published CUSIP Number: 224638AH9

Revolver CUSIP Number: 224638AJ5

CREDIT AGREEMENT

Dated as of November 5, 2021

among

CRAWFORD & COMPANY,

CRAWFORD & COMPANY RISK

SERVICES INVESTMENTS LIMITED,

CRAWFORD & COMPANY (CANADA) INC.,

and

CRAWFORD & COMPANY (AUSTRALIA) PTY. LTD.,

as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Australian Security Trustee, UK Security Trustee,

Swing Line Lender and an L/C Issuer,

The Other L/C Issuers Party Hereto,

and

THE LENDERS PARTY HERETO

TRUIST BANK and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

HSBC BANK USA, NATIONAL ASSOCIATION and

PNC BANK, N.A.,

as Co-Documentation Agents

BOFA SECURITIES, INC.,

TRUIST SECURITIES, INC. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

Exhibit 10.16

TABLE OF CONTENTS

Page

Exhibit 10.16

Article I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	45
1.03	Accounting Terms	46
1.04	Rounding	47
1.05	Times of Day	47
1.06	Letter of Credit Amounts.	47
1.07	UCC Terms	47
1.08	Exchange Rates; Currency Equivalents	47
1.09	Additional Alternative Currencies.	48
1.10	Change of Currency.	49
Article II COMMITMENTS AND CREDIT EXTENSIONS		49
2.01	Loans	49
2.02	Borrowings, Conversions and Continuations of Loans	50
2.03	Letters of Credit.	52
2.04	Swing Line Loans.	62
2.05	Prepayments	64
2.06	Termination or Reduction of Commitments	66
2.07	Repayment of Loans	67
2.08	Interest and Default Rate	67
2.09	Fees	68
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	69
2.11	Evidence of Debt	69
2.12	Payments Generally; Administrative Agent’s Clawback	70
2.13	Sharing of Payments by Lenders.	72
2.14	Cash Collateral.	73
2.15	Defaulting Lenders	74
2.16	Obligations of Foreign Borrowers; Joint and Several Liability for Foreign Subsidiary Obligations	76
2.17	Designated Lenders.	79
2.18	Extension of Maturity Date.	79
2.19	Increase in Facility.	80
Article III TAXES, YIELD PROTECTION AND ILLEGALITY		82
3.01	Taxes.	82
3.02	Illegality	90
3.03	Inability to Determine Rates	91
3.04	Increased Costs	94
3.05	Compensation for Losses	96
3.06	Mitigation Obligations; Replacement of Lenders	97
3.07	Survival	97
Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		98
4.01	Conditions of Initial Credit Extension	98
4.02	Conditions to all Credit Extensions	100
Article V REPRESENTATIONS AND WARRANTIES		101
5.01	Corporate Organization and Power	101
5.02	Authorization; Enforceability	101
5.03	No Violation	102
5.04	Governmental and Third-Party Authorization; Permits.	102

5.05	Litigation	102
5.06	Taxes.	103
5.07	Subsidiaries	103
5.08	Full Disclosure	103
5.09	Margin Regulations.	104
5.10	No Material Adverse Effect; No Default	104
5.11	Financial Matters	104
5.12	Ownership of Properties.	105
5.13	ERISA; Non-U.S. Pension Plans	105
5.14	Labor Relations	106
5.15	Environmental Matters	106
5.16	Compliance with Laws	107
5.17	Intellectual Property	107
5.18	Investment Company Act	107
5.19	Insurance	108
5.20	Collateral Documents	108
5.21	No Burdensome Restrictions	108
5.22	OFAC; Anti-Terrorism Laws	108
5.23	Legal Form.	109
5.24	Not a Trustee.	110
5.25	Corporate Benefit.	110
5.26	Centre of Main Interests and Establishments.	110
5.27	Affected Financial Institution.	110
5.28	Beneficial Ownership Certification.	110
5.29	Covered Entities.	110
Article VI AFFIRMATIVE COVENANTS		110
6.01	Financial Statements.	110
6.02	Other Business and Financial Information	111
6.03	Existence; Franchises; Maintenance of Properties	114
6.04	Compliance with Laws	114
6.05	Payment of Taxes	114
6.06	Maintenance of Insurance	115
6.07	Environmental Laws	115
6.08	Maintenance of Books and Records; Inspection	115
6.09	Material Domestic Subsidiaries	116
6.10	[Reserved.]	118
6.11	OFAC, PATRIOT Act Compliance, Anti-Corruption Laws	118
6.12	Financial Assistance	118
6.13	Further Assurances	118
6.14	Compliance with Anti-Corruption Laws, Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.	119
6.15	Use of Proceeds	119
6.16	Post-Closing Matters	119
Article VII NEGATIVE COVENANTS		119
7.01	Merger; Consolidation	119
7.02	Indebtedness	120
7.03	Liens	122
7.04	Asset Dispositions	124
7.05	Investments	125
7.06	Restricted Payments	128

7.07	Transactions with Affiliates	129
7.08	Lines of Business	129
7.09	Sale-Leaseback Transactions	129
7.10	Certain Amendments	130
7.11	Limitation on Certain Restrictions	130
7.12	No Other Negative Pledges.	131
7.13	Fiscal Year	131
7.14	Accounting Changes	131
7.15	Canadian Benefit Plans.	131
7.16	Use of Proceeds	131
7.17	Financial Covenants.	132
Article VIII EVENTS OF DEFAULT AND REMEDIES		132
8.01	Events of Default.	132
8.02	Remedies upon Event of Default	135
8.03	Application of Funds	136
Article IX ADMINISTRATIVE AGENT		139
9.01	Appointment and Authority	139
9.02	Rights as a Lender	140
9.03	Exculpatory Provisions	140
9.04	Reliance by Administrative Agent	141
9.05	Delegation of Duties	142
9.06	Resignation of Administrative Agent	142
9.07	Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders	143
9.08	No Other Duties, Etc	144
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	144
9.10	Collateral and Guaranty Matters.	146
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	146
9.12	Certain ERISA Matters.	147
9.13	Recovery of Erroneous	148
9.14	UK Security Trustee.	148
9.15	Australian Security Trustee.	149
Article X [Reserved]		150
Article XI MISCELLANEOUS		150
11.01	Amendments, Etc	150
11.02	Notices; Effectiveness; Electronic Communications.	152
11.03	No Waiver; Cumulative Remedies; Enforcement	155
11.04	Expenses; Indemnity; Damage Waiver.	155
11.05	Payments Set Aside	158
11.06	Successors and Assigns	158
11.07	Treatment of Certain Information; Confidentiality.	164
11.08	Right of Setoff.	165
11.09	Interest Rate Limitation	166
11.10	Integration; Effectiveness.	166
11.11	Survival of Representations and Warranties.	166
11.12	Severability	167
11.13	Replacement of Lenders.	167
11.14	Governing Law; Jurisdiction; Etc.	168
11.15	Waiver of Jury Trial.	169
11.16	Subordination	169

11.17	No Advisory or Fiduciary Responsibility.	170
11.18	Electronic Execution; Electronic Records; Counterparts.	170
11.19	USA Patriot Act Notice; Canadian AML Act Notice.	171
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	172
11.21	Acknowledgement Regarding Any Supported QFCs	172
11.22	Judgment Currency.	173
11.23	Australian Banking Code Practice.	173
11.24	ENTIRE AGREEMENT.	173

SCHEDULES

Schedule 1.01(a) Certain Addresses for Notices

Schedule 1.01(b) Initial Commitments and Applicable Percentages; Treaty Passport Scheme

Reference Numbers and Jurisdictions of Tax Residence; Initial L/C

Commitments; Initial Swing Line Commitment

Schedule 1.01(c) Existing Letters of Credit

Schedule 5.01 Jurisdictions of Organization

Schedule 5.04 Consents and Approvals

Schedule 5.07 Subsidiaries

Schedule 5.17 Intellectual Property

Schedule 6.16 Post-Closing Matters

Schedule 7.02 Existing Indebtedness

Schedule 7.03 Existing Liens

Schedule 7.05(e) Existing Investments

Schedule 7.07 Existing Transactions with Affiliates

EXHIBITS

Exhibit A Form of Administrative Questionnaire

Exhibit B Form of Assignment and Assumption

Exhibit C Form of Compliance Certificate

Exhibit D [Reserved]

Exhibit E Form of Loan Notice

Exhibit F Form of Note

Exhibit G Form of Secured Party Designation Notice

Exhibit H Form of Swing Line Loan Notice

Exhibit I Forms of U.S. Tax Compliance Certificates

Exhibit J Form of Notice of Loan Prepayment

Exhibit K Form of Letter of Credit Report

Exhibit L Form of Notice of Additional L/C Issuer

Exhibit M Form of Guaranty Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 5, 2021, among CRAWFORD & COMPANY, a Georgia corporation (“Crawford”), CRAWFORD & COMPANY RISK SERVICES INVESTMENTS LIMITED, a limited company incorporated under the laws of England and Wales with registered number 02855446 (the “UK Borrower”), CRAWFORD & COMPANY (CANADA) INC., a corporation incorporated under the laws of Canada (the “Canadian Borrower”), CRAWFORD & COMPANY (AUSTRALIA) PTY. LTD., a proprietary limited company organized in Australia (ACN 002 317 133) (the “Australian Borrower”), the Lenders (defined herein), BANK OF AMERICA, N.A., as Administrative Agent, Australian Security Trustee, UK Security Trustee, Swing Line Lender and an L/C Issuer, and the other Swing Line Lenders from time to time party hereto.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders, the Swing Line Lender and each L/C Issuer make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $450,000,000.

WHEREAS, the Lenders, the Swing Line Lender and each L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any Consolidated Entity (a) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger, amalgamation, fusion or otherwise, or (b) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person.

“Additional Commitment Lender” has the meaning specified in Section 2.18(c).

“Additional Secured Obligations” means all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements; provided that Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates, including Bank of America, N.A., acting through its Canada Branch, for Loans denominated in Canadian Dollars) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify Crawford and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.

“Agreement Currency” has the meaning specified in Section 11.22.

“Alternative Currency” means each of the following currencies: Euro, Canadian Dollars, Yen, Australian Dollars, and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Loan:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) that is two (2) Business Days prior to the first day of such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period, plus the Term CORRA Adjustment for such Interest Period;

(c) denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(d) denominated in Australian dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(e) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Consolidated Entities from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the U.K. Bribery Act 2010, and any enabling legislation or executive order related thereto.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Consolidated Entities or their respective Controlled Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of all of the Lenders to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Total Leverage Ratio), it being understood that the Applicable Rate for (a) Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Term SOFR Loans, Alternative Currency Loans and Letter of Credit Fees shall be the percentage set forth under the column “Term SOFR Loans, Alternative Currency Loans and Letter of Credit Fees” and (c) the commitment fee shall be the percentage set forth under the column “Commitment Fee”:

Pricing Level	Consolidated Total Leverage Ratio	Term SOFR Loans, Alternative Currency Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fee
1	< 1.00 to 1.00	1.000%	0.000%	0.150%
2	≥1.00 to 1.00, but < 1.75 to 1.00	1.250%	0.250%	0.200%
3	≥1.75 to 1.00, but <2.50 to 1.00	1.500%	0.500%	0.200%
4	> 2.50 to 1.00	1.625%	0.625%	0.250%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, upon the request of the Required Lenders,

Pricing Level 4 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (ii) the initial Applicable Rate shall be set at Pricing Level 2 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the first full fiscal quarter to occur following the Closing Date to the Administrative Agent. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to the Facility, a Lender that has a Commitment with respect to the Facility or holds a Loan under the Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, in their capacities as lead arrangers and bookrunners.

“Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by Crawford or any of its Subsidiaries (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries), other than pursuant to a Casualty Event.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” has the meaning specified in Section 5.11(a).

“Australian Borrower” has the meaning specified in the introductory paragraph hereto.

“Australian Corporations Act” means the Corporations Act 2001 (Commonwealth of Australia).

“Australian Dollar” means the lawful currency of Australia.

“Australian Qualifying Lender” means (a) an Australian Treaty Lender or (b) a Lender which receives all payments of interest in respect of a Loan either (i) as a resident of Australia (and not in the course of carrying on a business at or through a permanent establishment outside Australia) or (ii) as a non-resident of Australia in the course of carrying on a business at or through a permanent establishment in Australia.

“Australian Security Trust Deed” means the deed poll entitled “Crawford & Company – Australian Security Trust Deed” executed by the Australian Security Trustee dated on or before the Closing Date.

“Australian Security Trustee” means Bank of America as security trustee for the Lenders pursuant to Article IX and the Australian Security Trust Deed and any successor as provided in Section 9.06.

“Australian Treaty” has the meaning assigned to such term in the definition of “Australian Treaty State.”

“Australian Treaty Lender” means a Lender that:

(a) is treated as a resident of an Australian Treaty State for the purposes of the applicable Australian Treaty;

(b) is entitled under the provisions of such Australian Treaty to receive payments of interest from a Person resident in Australia without a withholding or deduction for, or on account of, any Australian Tax; and

(c) does not carry on a business in Australia through a permanent establishment with which the payment is effectively connected.

“Australian Treaty State” means a jurisdiction having a double taxation agreement (an “Australian Treaty”) with Australia which makes provision for full exemption from tax imposed by Australia on interest paid to “financial institutions” (as defined in the relevant Australian Treaty).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. (through itself or one of its designated affiliates or branch offices) and its successors.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to any of clauses (f), (g), (h) or (i) of Section 8.01.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to Crawford and Loans denominated in Dollars.

“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrowers as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time; provided that, if the Benchmark Replacement as determined above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Payment Date,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Law” means (a) any provision of Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom), (b) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), or (c) any similar blocking or anti-boycott law in the United Kingdom.

“Board of Directors” means the board of directors (or equivalent governing body) of Crawford.

“Bona Fide Debt Fund” means any debt fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business whose managers do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means Crawford and the Foreign Borrowers.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London, including because such day is a Saturday, a Sunday or a legal holiday under the laws of the United Kingdom; (ii) Japanese Yen, means a day other than when banks are closed for general business in Japan; (iii) Australian Dollars, means a day other than when banks are closed for general business in Sydney, Australia; and (iv) Canadian Dollars, means a day other than when banks are closed for general business in Toronto, Ontario; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canada Pension Entity” means the Canadian Borrower and its Subsidiaries.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Dollar” and “CAD” each means the lawful currency of Canada.

“Canadian Pension Plan” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, that are required to be registered under Canadian provincial or federal pension benefits standards legislation and to which any Canada Pension Entity is a party or bound or in which its employees participate or under which any Canada Pension Entity has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of their employees or former employees, directors or officers, individuals working on contract with any Canada Pension Entity or other individuals providing services to any Canada Pension Entity of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding the Canada Pension Plan and the Québec Pension Plan that are maintained by the Government of Canada and the Province of Québec, respectively.

“Canadian Pension Plan Termination Event” means an event that would entitle a Person (without the consent of any Canada Pension Entity) to wind up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or the receipt by any Canada Pension Entity of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan that would result in the revocation of the registration of such Canadian Pension Plan or that could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease or a finance lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof appearing on such Person’s balance sheet determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swing Line Lender (as applicable) or the Lenders, as Collateral for L/C Obligations, the Obligations in respect of Swing Line Loans, or obligations of the Lenders to fund participations in respect of L/C Obligations or Swing Line Loans (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the applicable L/C Issuers, and/or (c) if the Administrative Agent and the applicable L/C Issuers or Swing Line Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Crawford or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of Crawford or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

(e) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (d) above, which may include Investments in the relevant foreign currency for Australia, Canada, Japan, the United Kingdom and any European Union member.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Casualty Event” means, with respect to any property (including any interest in property) of any Consolidated Entity, any loss of, damage to, or condemnation or other taking of, such property for which such Consolidated Entity receives insurance proceeds, proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date hereof.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Foreign Pledge Documents, each Pledgor Accession, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.09, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Commitments of all of the Lenders on the Closing Date is $450,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA, the Term CORRA Rate, or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “SONIA”, “Term CORRA Rate”, or “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with Crawford, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent reasonably determines (in consultation with Crawford) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Reference Period for any Person, the aggregate of (a) Consolidated Net Income for such period for such Person, plus (b) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense, (v) all other non-cash charges (but excluding any non-cash charge that will result in a cash charge in a future Reference Period), (vi) expenses actually paid in connection with the consummation of this Agreement, (vii) charges or expenses related to corporate restructuring, discontinuance or diminishment of business lines and severance, provided, however, that the amounts included pursuant to this clause (b)(vii), when taken together with the amounts included pursuant to clause (b)(viii) below, shall not exceed, in the aggregate, in any Reference Period, ten percent (10%) of Consolidated EBITDA for such period (calculated before giving effect to such add-backs); (viii) non-recurring fees and expenses (or any amortization thereof) related to Permitted Acquisitions, issuances of Indebtedness (including amendments and waivers in connection with any such issuance of Indebtedness), Equity Issuances or Asset Dispositions, in each case whether or not consummated; provided, however, that the amounts included pursuant to this clause (b)(viii), when taken together with the amounts included pursuant to clause (b)(vii) above, shall not exceed, in the aggregate, in any Reference Period, ten percent (10%) of Consolidated EBITDA for such period (calculated before giving effect to such add-backs), and (ix) losses from Asset Dispositions, minus (c) without duplication and to the extent included in determining Consolidated Net Income for such period, the sum of (i) gains from Asset Dispositions and (ii) gains attributable to the write-up of assets.

“Consolidated Entities” means Crawford and its Subsidiaries.

“Consolidated Interest Coverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Consolidated Interest Expense” means, for any Reference Period, the sum (without duplication) of (a) total interest expense (including the interest component of any payments in respect to Capital Lease Obligations) of the Consolidated Entities for such Reference Period (including all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP, (b) all net amounts payable under or in respect of interest rate Swap Contracts, to the extent paid or accrued by the Consolidated Entities during such Reference Period, and (c) all recurring unused commitment fees and other ongoing fees in respect of Funded Debt (including fees payable under Sections 2.03 and 2.09) paid, accrued or capitalized by the Consolidated Entities during such Reference Period.

“Consolidated Net Income” means, for any Reference Period for any Person, net income (or loss) for such Person and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) any extraordinary gains or losses; (ii) the net income of any other Person that is not a Subsidiary of such Person (or is accounted for by such Person by the equity method of accounting), except to the extent of cash dividends or distributions actually received by such Person or any of its Subsidiaries during such Reference Period from such other Person; (iii) the net income (or loss) of any other Person acquired by, or merged or amalgamated with, any such Person or its Subsidiaries for any period prior to the date of such acquisition, merger or amalgamation (it being understood that nothing herein shall limit or affect the calculation of Consolidated EBITDA as explicitly set forth in the definition thereof or any calculation to be made on a Pro Forma Basis as explicitly set forth in the definition thereof); and (iv) the net income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Loan Document) or Applicable Law applicable to such Subsidiary.

“Consolidated Total Funded Debt” means, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Consolidated Entities as of such date.

“Consolidated Total Leverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated Total Funded Debt as of such date minus Unrestricted Cash to (ii) Consolidated EBITDA of the Consolidated Entities for such Reference Period.

“Continuing Directors” means, during any period of 12 consecutive months, individuals (a) who were members of the Board of Directors on the first day of such 12-month period, (b) whose election or nomination to the Board of Directors was nominated, appointed or approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (c) whose election or nomination to the Board of Directors was nominated, appointed or approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of the Board of Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Crawford” has the meaning specified in the introductory paragraph hereto.

“Crawford Financial Services” means Crawford & Company Financial Services Limited, a company organized under the laws of the Cayman Islands.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Daily Simple SOFR Loan” means a Loan that bears interest based on Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Insolvency Act 1986 (UK), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Canada Business Corporations Act, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Crawford in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified Crawford, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Crawford, to confirm in writing to the Administrative Agent and Crawford that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Crawford), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, monitor, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Crawford, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Lender” shall have the meaning set forth in Section 2.17.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital Stock referred to in clauses (a) or (b) above, in each case under clauses (a), (b) or (c) above at any time on or prior to the date that is 91 days after the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock. Notwithstanding the foregoing: (i) any Capital Stock issued to any employee or to any plan for the benefit of employees of Crawford or any of its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by Crawford or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ termination, death or disability and (ii) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock (other than Disqualified Capital Stock) shall not be deemed to be Disqualified Capital Stock.

“Disqualified Institution” means, on any date, (a) any Person that is a competitor of Crawford, which Person has been designated by Crawford as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than five (5) Business Days prior to such date and (b) any of their Affiliates (other than, in the case of clause (b), Affiliates that are Bona Fide Debt Funds) that are (x) identified in writing from time to time to the Administrative Agent by Crawford not less than five (5) Business Days prior to such date or (y) clearly identifiable on the basis of such Affiliates’ name; provided that no updates to the DQ List shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions (it being understood and agreed that such prohibitions with respect to Disqualified Institutions shall apply to any potential future assignments or participations to any such parties).

“Disregarded Foreign Subsidiary” means a Foreign Subsidiary (other than Crawford Financial Services) that is not a “controlled foreign corporation” as such term is defined in Section 957 of the Code and that is not owned, directly or indirectly, by a “controlled foreign corporation.” As of the Closing Date, the Disregarded Foreign Subsidiaries are Crawford & Company EMEA/A-P Holdings Limited, a limited company incorporated under the laws of England and Wales with registered number 06802708, and Crawford & Company Adjusters Limited, a limited company incorporated under the laws of England and Wales with registered number 02067042.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as applicable, using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Guarantor” means any Guarantor that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 11.06(g)(iv).

“Earnouts” means any earnout obligations or similar deferred or contingent purchase price obligations of the Consolidated Entities incurred or created in connection with a Permitted Acquisition (or in an Acquisition consummated prior to the Closing Date) where the amounts of such obligations are based upon, and are dependent upon, the business acquired pursuant to such Acquisition achieving meaningful revenue, earnings or other performance target levels agreed upon in good faith by the applicable Consolidated Entity and the seller in such Permitted Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuers (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent no longer being readily calculable with respect to such currency, (c) providing such currency being impracticable for the Lenders or (d) except with respect to Euro, Canadian Dollars, Yen, Australian Dollars, and Sterling, such currency no longer being a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and Crawford, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, national, supranational, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Issuance” means the issuance, sale or other disposition by Crawford of its Capital Stock any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in Crawford or the receipt by Crawford after the Closing Date of any capital contribution (whether or not evidenced by any Capital Stock issued by the recipient of such contribution); provided, however, that the term Equity Issuance shall not include the issuance, sale or other disposition of any Capital Stock of Crawford issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate or (i) a failure by any Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 1(e) of the Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Crawford under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Sections 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA; provided that (x) any Taxes imposed as a result of a failure of the Australian Borrower to comply with its obligations under Section 3.01(h) shall not be deemed Excluded Taxes and (y) any Taxes imposed as a result of a failure of the UK Borrower to comply with its obligations under Section 3.01(i) shall not be deemed Excluded Taxes.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement among Crawford, the UK Borrower, the Canadian Borrower, the Australian Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(c), without any extension or increase thereof after the date hereof.

“Extended Commitment” means any Commitments the maturity of which shall have been extended pursuant to Section 2.18.

“Extended Revolving Loans” means any Revolving Loans made pursuant to the Extended Commitments.

“Extending Lender” means a Lender who has accepted an Extension Offer pursuant to Section 2.18.

“Extension” has the meaning set forth in Section 2.18(a).

“Extension Amendment” has the meaning specified in Section 2.18(d).

“Extension Offer” has the meaning specified in Section 2.18(a).

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the commitment letter, dated as of September 27, 2021, among the Borrowers, BofA Securities, Inc. and the Bank of America.

“fiscal quarter” means a fiscal quarter of Crawford and its Subsidiaries.

“fiscal year” means a fiscal year of Crawford and its Subsidiaries.

“Foreign Borrower Sublimit” means, with respect to each Foreign Borrower, an amount equal to the lesser of (a) the Aggregate Commitments and (b)(i) $250,000,000, with respect to the UK Borrower; (ii) $125,000,000, with respect to the Canadian Borrower; and (iii) $75,000,000, with respect to the Australian Borrower. The Foreign Borrower Sublimit with respect to each Foreign Borrower is part of, and not in addition to, the Aggregate Commitments.

“Foreign Borrowers” means the Australian Borrower, the Canadian Borrower and the UK Borrower.

“Foreign Collateral” means that portion of the Collateral constituting voting Capital Stock issued by a Foreign Borrower or a Foreign Subsidiary Holding Company.

“Foreign Guarantor” means any Guarantor that is a Foreign Subsidiary. As of the Closing Date, the Foreign Guarantors are Crawford & Company EMEA/A-P Holdings Limited, a limited company incorporated under the laws of England and Wales with registered number 06802708, and Crawford & Company Adjusters Limited, a limited company incorporated under the laws of England and Wales with registered number 02067042.

“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Parties” means the Foreign Borrowers and the Foreign Guarantors.

“Foreign Obligations” means the Secured Obligations of each Foreign Borrower and each Foreign Subsidiary.

“Foreign Pledge Documents” means (a) (i) the charge over shares in the UK Borrower, dated as of the Closing Date, duly completed and executed by the UK Pledgor, as amended and/or supplemented from time to time, (ii) all certificates evidencing the Capital Stock being pledged thereunder and (iii) undated stock transfer forms for such certificates, duly executed in blank; (b) the Canadian Pledge Agreement, dated as of the Closing Date, made by Crawford & Company International, Inc., in favor of the Administrative Agent, with respect to the shares of the Canadian Borrower; and (c) (i) the specific security agreement over all the share capital in the Australian Borrower dated as of on or about the Closing Date and (ii) the Australian Security Trust Deed.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means (i) Crawford & Company International, Inc., a Georgia corporation, so long as the assets thereof (other than Capital Stock of one or more Non-Disregarded Foreign Subsidiaries) are not materially greater than the assets thereof on July 31, 2021 (as determined in good faith by the Administrative Agent and Crawford), and (ii) any other U.S. Subsidiary, so long as substantially all of the assets of such Person consist of Capital Stock of one or more Non-Disregarded Foreign Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person, other than (i) Indebtedness of the types referred to in clause (x) of the definition of “Indebtedness,” (ii) Indebtedness arising under letters of credit with respect to any undrawn amount thereunder to the extent that cash collateral has been provided to the issuers of such letters of credit to secure such Indebtedness, (iii) Guaranty Obligations described in Section 7.05(h) or 7.05(i) and Guaranty Obligations with respect to obligations not constituting Funded Debt, (iv) Indebtedness represented by the unfunded portion of any revolving loan commitments and (v) Indebtedness arising under any performance or surety bond issued in the ordinary course of business and consistent with past practices.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board including, without limitation, the FASB ASC, that are applicable to the circumstances as of the date of determination, subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor Accession” has the meaning specified in the Guaranty.

“Guarantors” means, collectively, Crawford and the Subsidiaries of Crawford as are party to the Guaranty on the Closing Date or may from time to time become parties to the Guaranty pursuant to Section 6.09.

“Guaranty” means that certain guaranty agreement made by Crawford and certain Domestic Subsidiaries and Disregarded Foreign Subsidiaries in favor of the Administrative Agent, the Security Trustees, the Lenders and the other holders of the Secured Obligations identified therein, which is in substantially the form of Exhibit M.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements); (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Consolidated Entities, the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into after the Closing Date, in each case, in connection with any Acquisition, Asset Disposition or other transaction permitted under this Agreement (other than, in each case, such obligations with respect to Indebtedness). The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (b) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (c) its presence may require investigation or response under any Environmental Law, (d) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (e) it is or contains, without limiting the foregoing, friable asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Articles VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“HMRC DT Treaty Passport Scheme” means the HM Revenue & Customs Double Taxation Treaty Passport Scheme, which became operative on September 1, 2010.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary (other than a Borrower) that, as of the last day of the most recent fiscal quarter of the Consolidated Entities for which Crawford has delivered the financial statements required by Section 6.01, had Consolidated EBITDA (determined on a consolidating basis for such Foreign Subsidiary and its Subsidiaries) less than zero.

“Immaterial Subsidiary” means any Subsidiary (other than a Loan Party) that, as of the last day of the most recent fiscal quarter of Crawford for which financial statements have been delivered pursuant to Section 6.01, had consolidated revenues for the Reference Period ending on such date of less than 5% of the consolidated revenues of the Consolidated Entities for such Reference Period.

“Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding any trade payable incurred in the ordinary course of business unless such payable is (A) more than 120 days past due, and (B) not subject to a good faith dispute), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Swap Contracts, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the lesser of (y) the value of the property or assets subject to such Lien and (z) the amount of such indebtedness. Notwithstanding the foregoing, unsecured obligations in respect to Earnouts shall not constitute Indebtedness.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07(a).

“Intellectual Property” means (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works and all copyrights (registered and unregistered), (d) all trade secrets and confidential information (including financial, business and marketing plans and customer and supplier lists and related information), (e) all computer software and software systems (including data, databases and related documentation), (f) all Internet web sites and domain names, (g) all technology, know-how, processes and other proprietary rights, and (h) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Intercompany Debt” has the meaning specified in Section 7.02(c).

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date; (c) as to any Daily Simple SOFR Loan, the last Business Day of each calendar month and the Maturity Date; (d) as to any Alternative Currency Daily Rate Loan, the last Business Day of each calendar month and the Maturity Date and (e) as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Term SOFR Loan or Alternative Currency Term Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Term SOFR Loan and Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one (1), three (3) or, except with respect to any Alternative Currency Term Rate Loan denominated in Canadian Dollars, six (6) months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by Crawford in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investments” has the meaning specified in Section 7.05.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and any Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 11.22.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s Letter of Credit Commitment is set forth on Schedule 1.01(b), or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The

Letter of Credit Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrowers, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to a particular Letter of Credit, (a) Bank of America, Wells Fargo Bank, National Association and Truist Bank, or any successor issuer thereof, (b) such other Lender selected by Crawford pursuant to Section 2.03(s) from time to time to issue such Letter of Credit (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (b) without such Lender’s consent), or any successor issuer thereof or (c) any Lender selected by Crawford (with the prior consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an L/C Issuer (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (c) without such Lender’s consent), or any successor issuer thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender. The term “Lender” shall include any Designated Lender who has funded any Credit Extension.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders, the Swing Line Lender and the L/C Issuers.

“Lending Office” means, as to the Administrative Agent, any L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify Crawford and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Report” means a certificate substantially the form of Exhibit K or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $125,000,000 and (b) the Facility; provided that, in the case of each L/C Issuer, such L/C Issuer shall not be obligated to issue Letters of Credit in an amount in excess of its L/C Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing); provided that “Lien” shall not include any security interest on assets provided for by (1) a transfer of an “account” or “chattel paper” (each as defined in the PPSA), (2) a “commercial consignment” (as defined in the PPSA) or (3) a “PPS lease” (as defined in the PPSA), in each case so long as such transaction does not secure payment or performance of an obligation.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Guarantor Accession, (h) each Pledgor Accession, (i) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, (j) and each intercreditor agreement or subordination agreement contemplated hereby and entered into by the Administrative Agent and (k) each other agreement designated by its terms as a Loan Document (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, the Guaranty, each Guarantor Accession and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Crawford.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of the Facility which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Lending Office by any Governmental Authority which are, in each case, applicable to the Credit Extensions and such Lender’s Lending Office.

“Margin Stock” has the meaning given to such term in Regulation U.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect on, the results of operations, business, assets, properties, liabilities (actual or contingent) or financial condition of Crawford and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, any Security Trustee or any Lender under any Loan Documents, or a material impairment of the ability of any Borrower (or the Loan Parties, taken as a whole) to perform its (or their) obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means (a) any Domestic Subsidiary or Disregarded Foreign Subsidiary that, as of the last day of the most recent fiscal quarter of the Consolidated Entities for which Crawford has delivered the financial statements required by Section 6.01, had (i) consolidated revenues or Consolidated EBITDA for the Reference Period ending on such date in excess of 5% of the consolidated revenues or Consolidated EBITDA, as applicable, of Crawford, the Domestic Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary) for such Reference Period or (ii) total assets as of such date in excess of 5% of the total assets of Crawford, the Domestic Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary) as of such date, and (b) to the extent not duplicative of the foregoing, any Subsidiary of Crawford that owns, directly or indirectly, 50% or more of the Capital Stock of a Subsidiary described in the foregoing clause (a); provided, however, that, notwithstanding the foregoing, no Subsidiary of any Non-Disregarded Foreign Subsidiary shall be deemed to be a Material Domestic Subsidiary.

“Maturity Date” means November 5, 2026; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of (i) except in the case of Section 8.02(c), the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time or (ii) in the case of Section 8.02(c), the L/C Obligations and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Lender” has the meaning specified in Section 2.19(b).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Disregarded Foreign Subsidiary” means any Foreign Subsidiary that is not a Disregarded Foreign Subsidiary.

“Non-Extending Lender” has the meaning specified in Section 2.18(c).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b).

“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by any Consolidated Entity primarily for the benefit of employees of Crawford or such Consolidated Entity residing outside of the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” means a promissory note made by one or more of the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit F.

“Notice of Additional L/C Issuer” means a certificate substantially the form of Exhibit L or any other form approved by the Administrative Agent.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and all debts, liabilities, obligations, covenants and duties of, any Loan Party owing, due or payable at any time to the Administrative Agent, any Security Trustee, any Lender, any L/C Issuer, any Indemnitee or any co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, in each case under this clause (b), to the extent a Loan Party is obligated to indemnify or reimburse such cost or expense under any Loan Document, including such fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning specified in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate or with respect to which any Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions and requirements have been satisfied:

(a) each business acquired shall be within the permitted lines of business not prohibited by Section 7.08;

(b) no Event of Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after giving effect thereto;

(c) such Acquisition has been approved or recommended by the board of directors (or similar governing body) of the Person being acquired; and

(d) (i) immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, the Borrowers are in compliance with the financial covenant set forth in Section 7.17(a) (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.01 (and a Compliance Certificate)), and (ii) if the aggregate cash consideration paid in connection with such Acquisition exceeds $75,000,000, the Administrative Agent shall have received a certificate that the foregoing requirements in clauses (a) through (c) and the requirements of this clause (d) have been satisfied (with calculations of such financial covenants on a Pro Forma Basis attached thereto).

“Permitted Holders” means (a) Jesse C. Crawford, (b) his spouse and lineal descendants, (c) in the event of the incompetence or death of any of the Persons described in clauses (a) and (b), such Person’s estate, executor, administrator, committee, conservator, guardian or other personal representative, (d) any trusts created for the primary benefit of the Persons described in clause (a) or (b), and (e) any Person wholly-owned by any of the Persons or group of Persons described in clause (a), (b), (c), or (d).

“Permitted Liens” has the meaning set forth in Section 7.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pledgor Accession” has the meaning specified in the Security Agreement.

“PPSA” means the Personal Property Securities Act of 2009 (Commonwealth of Australia).

“Pro Forma Basis” and “Pro Forma Effect” means, for any Asset Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, or for any other transaction herein required to be calculated on a “Pro Forma Basis” or having given such transaction “Pro Forma Effect”, that for purposes of determining compliance with any applicable financial covenants set forth herein, each such transaction or proposed transaction, including any incurrence of Indebtedness therewith, shall be deemed to have occurred on and as of the first day of the relevant Reference Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Asset Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Asset Disposition shall be excluded from the results of Crawford and its Subsidiaries for such Reference Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of Crawford and its Subsidiaries for such Reference Period;

(c) interest accrued during the relevant Reference Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of Crawford and its Subsidiaries for such Reference Period; and

(d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Reference Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of Crawford and its Subsidiaries for such Reference Period.

For purposes of determining compliance with any applicable financial covenant on a Pro Forma Basis in connection with any transaction contemplated in this definition, in any such case, prior to December 31, 2021, such financial covenant applicable as of any such date of determination shall be deemed to be the corresponding financial covenant applicable with respect to the Reference Period ending December 31, 2021.

“Projections” has the meaning specified in Section 5.11(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.21.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“RBAG” means RBAG Holdings UK Limited (formerly known as GAB Robins Holdings UK Limited), a private company limited by shares incorporated under the laws of England and Wales with a registered number 03662363.

“RBAG Entities” means RBAG and its Subsidiaries.

“Realty” means all real property and interests in real property now or hereafter acquired or leased by any Consolidated Entity.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of Crawford immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters of Crawford ending on such date (or, solely for purposes of determining compliance with any financial covenant on a Pro Forma Basis (x) prior to the delivery of financial statements pursuant to Section 6.01 (or the deemed delivery of financial statements pursuant to the last paragraph of Section 6.02) for the fiscal quarter ended September 30, 2021, the four (4) fiscal quarters ended June 30, 2021 and (y) thereafter, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01 (or deemed to have been delivered pursuant to the penultimate paragraph of Section 6.02)).

“Register” has the meaning specified in Section 11.06(c).

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Indemnitee” means, with respect to an Indemnitee, (a) any Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (c) the respective agents of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting at the express instructions of such Indemnitee, Controlling Person or such Controlled Affiliate; provided that each reference to Controlled Affiliate or Controlling Person in this definition pertains to a Controlled Affiliate or Controlling Person involved in the performance of such Indemnitee’s obligations under this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Relevant Governmental Body” means (a) with respect to Loans denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, (b) with respect to Loans denominated in Sterling, the Bank of England, the Financial Conduct Authority, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (d) with respect to Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (e) with respect to Loans denominated in any other Agreed Currency, (i) the central bank for the currency in which such Loan is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Successor Rate or (y) the administrator of such Successor Rate or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such Successor Rate is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such Successor Rate or (B) the administrator of such Successor Rate, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian Dollars, the Term CORRA Rate, (e) Japanese Yen, TIBOR and (f) Australian Dollars, BBSY, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president - finance, principal accounting officer, treasurer, assistant treasurer, controller or, other than with respect to financial matters, general counsel of a Loan Party (or, in the case of a Foreign Subsidiary, any Person performing similar duties as the foregoing persons (including any director of such Foreign Subsidiary acting in such capacity)), solely for purposes of the delivery of incumbency certificates and certificates regarding Organizational Documents (including pursuant to Section 4.01(b)), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” has the meaning specified in Section 7.06(a).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans and Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the L/C Issuers, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Canadian Government or other relevant sanctions authority.

“Sanctioned Country” means (a) a country, territory or region that is, or whose government is, the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant governmental sanctions authority that has jurisdiction over Crawford or any Consolidated Entity, or (b) a country subject to a sanctions program identified in the regulations promulgated by the Canadian Government, including without limitation, under the United Nations Act (Canada), the Special Economic Measures Act (Canada) or the Export and Import Permits Act (Canada).

“Sanctioned Person” means (a) a Person that is, or is owned or controlled by Persons that are, the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant governmental sanctions authority that has jurisdiction over Crawford or any Consolidated Entity; or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program referred to in the definition of “Sanctioned Country.”

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between any Loan Party or any of its Subsidiaries and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations; provided that Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, each Security Trustee, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Security Trustees” means the Australian Security Trustee and the UK Security Trustee, or either of them as the context requires.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means (a) with respect to Term SOFR, 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, and (b) with respect to Daily Simple SOFR, 0.11448% (11.448 basis points).

“Solvent” and “Solvency” means, with respect to any Person at any time, that such Person (a) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (b) has assets with a fair value, determined on a going concern basis, which are (i) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (ii) greater than the total amount of its liabilities (including, solely for this clause (ii), identified contingent liabilities, valued at the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become absolute and matured liabilities in their ordinary course), and (c) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% (3.26 basis points) per annum.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Sterling” and “£” each means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness that (a) is contractually subordinated to the Obligations pursuant to its terms, which terms shall be acceptable to the Administrative Agent in its sole discretion, or (b) otherwise is fully subordinated to the Obligations on terms and conditions acceptable to the Administrative Agent in its sole discretion (and, if so determined in either case of clause (a) or (b) above, then the Administrative Agent shall provide written notice to the Borrowers acknowledging such determination upon request therefor).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Crawford.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means, as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 1.01(b) hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swing Line Commitment after the Closing Date, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c).

“Swing Line Lender” means Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Crawford.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Facility. The Swing Line Sublimit is part of, and not in addition to, the Facility.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Term CORRA Adjustment” means (a) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (b) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Term CORRA Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the SOFR Adjustment; and (b) for any interest calculation with respect to a Base Rate Committed Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; provided, that, if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Term SOFR Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $25,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Trade Date” has the meaning specified in Section 11.06(g)(i).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Obligations” means the Secured Obligations of Crawford, each Disregarded Foreign Subsidiary and each Domestic Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Borrower” has the meaning specified in the introductory paragraph hereto.

“UK Borrower DTTP Filing” means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a) where it relates to a UK Treaty Lender that is a Lender at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name on Schedule 1.01(b) and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(b) where it relates to a UK Treaty Lender that becomes a Lender after the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Form of Assignment and Assumption, and is filed with HM Revenue & Customs within 30 days of that relevant transfer date.

“UK CTA” means the UK Corporation Tax Act 2009.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means:

(a) a UK Relevant Entity is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Lender, the Administrative Agent, any L/C Issuer, the Swing Line Lender, any Arranger or any Indemnitee, in each case in such capacity) with a view to rescheduling any of its indebtedness;

(b) a moratorium is declared in respect of any indebtedness of any UK Relevant Entity; or

(c) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity (other than in connection with a liquidation or reorganization of any UK Relevant Entity, to the extent such liquidation or reorganization is permitted under Section 7.01);

(ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, monitor, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of its assets (other than in connection with a liquidation or reorganization of any UK Relevant Entity, to the extent such liquidation or reorganization is permitted under Section 7.01); or

(iv) enforcement of any Lien over any material assets of any UK Relevant Entity;

or any analogous procedure or step is taken in any jurisdiction; provided, however, that this clause (c) shall not apply to any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

“UK ITA” means the United Kingdom Income Tax Act 2007.

“UK Loan Party” means a Borrower incorporated in the UK or any Guarantor guaranteeing the Obligations of any such UK-incorporated Borrower in respect of an advance made by a Lender to that borrower under the Loan Documents, provided that a Guarantor shall only qualify as a UK Loan Party in that capacity to the extent it makes payments under the guarantee in respect of the relevant UK-incorporated Borrower.

“UK Non-Bank Lender” means, in relation to a Loan to the UK Borrower, a Lender that is a UK Qualifying Lender solely under clause (b) of the definition of UK Qualifying Lender.

“UK Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“UK Pledgor” means Crawford & Company Adjusters Limited, a limited company incorporated under the laws of England and Wales with registered number 02067042.

“UK Qualifying Lender” means: a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document or a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a) a Lender:

(i) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Lender which is:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(ii) a partnership each member of which is:

(A) a company so resident in the United Kingdom; or

(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA;

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(c) a UK Treaty Lender.

“UK Relevant Entity” means any Consolidated Entity (i) incorporated in England and Wales or (ii) capable of becoming the subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Trustee” means Bank of America as security trustee for the Lenders and the Administrative Agent in respect of any Collateral Document governed by English law pursuant to Article IX and any successor security trustee appointed pursuant to the terms of the Collateral Documents governed by English law.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(ii) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Tax Deduction” means a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under a Loan Document.

“UK Treaty Lender” means a Lender which:

(a) is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c) meets all other conditions in the relevant Treaty for full exemption from withholding tax imposed by the United Kingdom on payments of interest, subject to the completion of any necessary procedural formalities.

“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Cash” means, at any time, all money, currency or credit balances owned by Loan Parties and maintained in a deposit account in the United States, Australia, Canada or the United Kingdom; provided, however, that such amounts shall exclude (a) any amounts subject to any Lien (other than (x) Liens in favor of the Administrative Agent under the Collateral Documents and (y) Liens arising solely by virtue of any statutory provision or common law relating to banker’s liens, rights of setoff or similar rights and customary liens or rights of setoff in favor of deposit banks contained in any agreement governing such demand or deposit accounts, so long as such liens and rights are not being enforced or otherwise exercised), solely to the extent of the outstanding obligations or Indebtedness secured by such Lien; (b) any amounts held by such Person in an escrow, trust or other fiduciary capacity for or on behalf of a client of such Person or any Affiliate of such Person; (c) any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of such Person; and (d) any amounts marked or recorded (or which, in accordance with GAAP, should be marked or recorded) on the consolidated balance sheet of the Consolidated Entities as “restricted cash”.

“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or the United Kingdom Value Added

Tax Act 1994; and (b) any other tax of a similar nature, whether imposed in a member state of the European Union or the United Kingdom in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b), or imposed elsewhere.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” each means the lawful currency of Japan.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower” regardless of whether preceded by the term “a”, “any”, “each of”, “all”, “and/or”, or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any, one or all) parties constituting a Borrower, individually and/or in the aggregate.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division under Delaware law (or any comparable event under a different jurisdiction’s laws) of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) in connection with such division under Delaware law (or any comparable event under a different jurisdiction’s laws), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company under Delaware law (or any comparable event under a different jurisdiction’s laws) shall constitute a separate Person hereunder (and each such division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e) Any provision of Section 5.22 or Section 6.11 shall not apply to or in favor of any Person if and to the extent that it would result in a breach, by or in respect of that Person, of any applicable Blocking Law.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of Crawford and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of Crawford or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by Crawford to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Crawford or the Required Lenders shall so request, the Administrative Agent, the Lenders and Crawford shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Crawford shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Treatment. Each Asset Disposition of all or substantially all of a line of business, and each Acquisition, by Crawford and its Subsidiaries that is consummated during any Reference Period shall, for purposes of determining compliance with the financial covenants set forth herein, and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Reference Period.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuers, as applicable, shall reasonably determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuers, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Alternative Currency Daily Rate”, “Alternative Currency Term Rate”, “Term SOFR” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement and any Successor Rate) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes or Conforming Changes.

1.09 Additional Alternative Currencies.

(a) Crawford may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuers.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuers, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the applicable L/C Issuers (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or a L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify Crawford and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent and the applicable L/C Issuers consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Crawford and (iii) the Administrative Agent and the L/C Issuer may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (iv) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify Crawford. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.10 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Article II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

Revolving Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to any Borrower, in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Facility, (ii) the Revolving Exposure of any Lender shall not exceed such Lender’s Commitment, and (iii) the aggregate Outstanding Amount of all Loans made to any Foreign Borrower shall not exceed such Borrower’s Foreign Borrower Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, any Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, or a combination thereof, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless Crawford delivers a funding indemnity letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Notice of Borrowing. Each Revolving Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans or Alternative Currency Term Rate Loans shall be made upon Crawford’s irrevocable notice to the Administrative Agent, which may be given by: (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (A) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, (B) three (3) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Alternative Currency Loans, and (C) on the requested date of any Revolving Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Each Loan Notice and each telephonic notice shall specify (I) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Loans to be borrowed, converted or continued, (IV) the Type of Loans to be borrowed or to which existing Loans are to be converted, (V) if applicable, the duration of the Interest Period with respect thereto, (VI) the currency of the Loans to be borrowed, and (VII) the applicable Borrower. If Crawford fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If

Crawford fails to specify a Type of Loan in a Loan Notice or if Crawford fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, then to the extent such Loans denominated in such currency will bear interest at an Alternative Currency Term Rate, such Revolving Loan shall be made as an Alternative Currency Term Rate Loan with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If Crawford requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Term SOFR Loan. Except as provided pursuant to Section 2.12(a), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(b) Advances. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Crawford, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Crawford; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing denominated in Dollars is given by the any Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c) Term SOFR Loans and Alternative Currency Term Rate Loans. Except as otherwise provided herein, a Term SOFR Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Alternative Currency Term Rate Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

(e) Interest Periods. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect in respect of the Facility.

(f) Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Crawford, the Administrative Agent and such Lender.

(g) Term SOFR Conforming Changes. With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to Crawford and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, any Borrower may request that any L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in one or more Alternative Currencies for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.

(i) To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Crawford shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 12:00 noon at least (x) two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, with respect to all Letters of Credit denominated in a currency other than Australian Dollars and (y) four (4) Business Days that are also days on which banks are open for general business in Sydney, Australia (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, with respect to all Letters of Credit denominated in Australian Dollars, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, Crawford also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by Crawford to, or entered into by Crawford with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) If Crawford so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by Crawford and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, Crawford shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such L/C Issuer shall not (A) permit any such extension if (1) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (2) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iii) If Crawford so requests in any applicable Letter of Credit Application, any L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, Crawford shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuers to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit each Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (w) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (x) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (y) the Revolving Exposure of any Lender shall not exceed its Commitment and (z) the Total Credit Exposure shall not exceed the total Commitments.

(i) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(iii) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Truist Bank, in its capacity as an L/C Issuer, shall be under no obligation to issue any Letter of Credit constituting a commercial letter of credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then‑current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(e) Participations.

(i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(ii) In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an L/C

Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such L/C Disbursement.

(iii) Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Sections 2.18 or 2.19, as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.

(iv) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e)(vi) shall be conclusive absent manifest error.

(f) Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 2:00 p.m. on (i) the Business Day that Crawford receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Crawford receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, Crawford may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Loans or Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swing Line Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. Promptly upon receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount pursuant to Section 2.03(e)(ii), subject to the amount of the unutilized portion of the aggregate Commitments. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. The Borrowers’ obligations to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever (it being understood that any such payment by the Borrowers is without prejudice to, and does not constitute a waiver of, any rights the Borrowers might have or might otherwise acquire as a result of the payment by any L/C Issuer of any draft or the reimbursement by the Borrowers thereof) and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Crawford or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of any Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice such Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or

(ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Crawford or any Subsidiary or in the relevant currency markets generally.

(h) Examination. Crawford shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Crawford’s instructions or other irregularity, Crawford will immediately notify the applicable L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

(i) Liability. None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i) an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii) an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii) an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and Crawford when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies against any Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k) Benefits. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(l) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (x) for each commercial Letter of Credit, equal to 0.125% per annum times the Dollar Equivalent of the maximum stated amount of such Letter of Credit and (y) for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any standby Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) payable on the first Business Day following the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and (ii) accrued through and including the last day of each calendar quarter in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(m) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, equal to 0.125% per annum times the Dollar Equivalent of the maximum stated amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Crawford and such L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between Crawford and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable no later than the tenth Business Day after the end of each March, June, September and December in the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account, in Dollars the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(n) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and Crawford in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(o) Interim Interest. If the L/C Issuer for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrowers fail to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (p) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(p) Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between Crawford, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(m). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(q) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, on the Business Day that Crawford receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing more than 50% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (q), the Borrowers shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause

(f), clause (g), clause (h) or clause (i) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

(ii) The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing more than 50% of the total L/C Obligations), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(r) L/C Issuer Reports. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide to the Administrative Agent and, upon request by Crawford, to Crawford, a Letter of Credit Report, as set forth below:

(i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which the Borrowers fail to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v) for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(s) Additional L/C Issuers. Any Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by Crawford, the Administrative Agent and each L/C Issuer. Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.

(t) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of such Borrower. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(u) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans to Crawford (each such loan, a “Swing Line Loan”). Each such Swing Line Loan may be made, subject to the terms and conditions set forth herein to Crawford, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Facility at such time and (B) the Revolving Exposure of any Lender at such time shall not exceed such Lender’s Commitment, (ii) Crawford shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine in good faith (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, Crawford may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures.

Each Swing Line Borrowing shall be made upon the Crawford’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (i) telephone or (ii) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000 and (B) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (1) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, make the amount of its Swing Line Loan available to Crawford at its office by crediting the account of Crawford on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of Crawford (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish Crawford with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Crawford in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) Notwithstanding anything to the contrary in the foregoing, if for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i) (including, without limitation, the failure to satisfy the conditions set forth in Section 4.02), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line

Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the applicable Overnight Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Crawford of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of Crawford to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Crawford for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Crawford shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice by Crawford to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) two (2) Business Days prior to any date of prepayment of Term SOFR Loans, (2) four (4) Business Days (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Alternative Currency Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (C) any prepayment of Alternative Currency Loans shall be in a minimum principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the applicable Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loan and any Alternative Currency Loans, any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages. A notice of voluntary prepayment under this Section 2.05(a) may state that such notice is conditioned upon the effectiveness of other credit facilities or securities offerings, in which case if such condition is not satisfied (x) such notice may be revoked by Crawford (by notice to the Administrative Agent on or prior to the specified effective date) or (y) with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), the repayment date set forth in such notice may be extended.

(ii) Any Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swing Line Lender, (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the applicable Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) Aggregate Commitments. If for any reason the Total Revolving Outstandings at any time exceeds an amount equal to 105% of the Aggregate Commitments (or, if no Credit Extensions are denominated in an Alternative Currency, 100% of the Aggregate Commitments), the Borrowers shall immediately prepay Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment of the Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Facility at such time.

(ii) Foreign Borrower Sublimit. If at any time the Outstanding Amount of all Credit Extensions to any Foreign Borrower at such time exceeds an amount equal to 105% of such Foreign Borrower’s Foreign Borrower Sublimit, then the applicable Foreign Borrower shall immediately prepay Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of such Foreign Borrower’s Foreign Borrower Sublimit.

(iii) Prepayments of the Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; provided, however, that if such prepayment is made pursuant to clause (ii) above, such prepayment shall be applied first, ratably to any L/C Borrowings of the applicable Foreign Borrower, second, to the outstanding Revolving Loans of the applicable Foreign Borrower, and third, to Cash Collateralize the remaining L/C Obligations of the applicable Foreign Borrower. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Lenders, as applicable.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans and Alternative Currency Term Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon notice by Crawford to the Administrative Agent, terminate the Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 ($500,000 in the case of the Letter of Credit Sublimit or the Swing Line Sublimit) or any whole multiple of $1,000,000 in excess thereof ($100,000 in the case of the Letter of Credit Sublimit or the Swing Line Sublimit) and (iii) the Borrowers shall not terminate or reduce (A) the Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Mandatory. If after giving effect to any reduction or termination of Commitments under Section 2.06(a), the Letter of Credit Sublimit, the Foreign Borrower Sublimit or the Swing Line Sublimit exceeds the Facility at such time, the Letter of Credit Sublimit, the Foreign Borrower Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Foreign Borrower Sublimit, the Swing Line Sublimit or the Commitment under this Section 2.06. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of the amount of such reduction. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date. For the avoidance of doubt, Swing Line Loans may be repaid with the proceeds of Revolving Loans.

2.08 Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; (iv) each Alternative

Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate; and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods) or any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) Upon the occurrence of an Event of Default under clause (f), (g), (h) or (i) of Section 8.01, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (including a payment Event of Default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09 Fees.

In addition to certain fees described in clauses (l) and (m) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Facility for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding the foregoing, no commitment fee shall accrue on the unused Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender.

(b) Other Fees.

(i) The Borrowers shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) and Loans denominated in Canadian Dollars shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of Crawford and its Subsidiaries or for any other reason, Crawford, or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated Crawford as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrowers’ obligations under this clause (b) shall survive for a period of one (1) year after the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) one or more Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency

payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after (i) 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swing Line Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.09 and clauses (l) and (m) of Section 2.03 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by any Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by any Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Borrower, on behalf of itself and its Subsidiaries that are Loan Parties, consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower or its Subsidiaries that are Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower or such Subsidiary in the amount of such participation.

2.14 Cash Collateral.

(a) Obligation to Cash Collateralize. At any time there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in the Minimum Collateral Amount. Additionally, if the Administrative Agent notifies Crawford at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Borrowers shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, other than permitted under Section 7.03(h) or (i) or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers shall pay promptly on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vii))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as Crawford may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Crawford, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as may be required under the Loan Documents in connection with any Lien conferred thereunder or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender (including such Defaulting Lender) irrevocably consents hereto.

(iii) Certain Fees.

(A) Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If Crawford, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16 Obligations of Foreign Borrowers; Joint and Several Liability for Foreign Subsidiary Obligations.

(a) Each of the Borrowers hereto acknowledge and agree that each Borrower is jointly and severally liable for all Foreign Obligations regardless of which Borrower or Foreign Subsidiary actually receives Credit Extensions hereunder and/or the benefits of any Foreign Obligations, the amount of such Credit Extensions received or the amount or type of Foreign Obligations received or provided or the manner in which the Administrative Agent, any L/C Issuer, any Lender or any other holder of Foreign Obligations accounts for such Credit Extensions or such Foreign Obligations on its books and records; provided that such joint and several liability shall exclude any Excluded Swap Obligations. The Foreign Obligations of the Borrowers are independent of each other, and a separate action or actions may be brought and prosecuted against any Borrower to enforce this Agreement, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions.

(b) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the Foreign Borrowers and other Foreign Subsidiaries of Crawford (other than Disregarded Foreign Subsidiaries that are Loan Parties) shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) in respect of any U.S. Loan Party or Disregarded Foreign Subsidiary under this Agreement, any other Loan Document, any Secured Hedge Agreement any Secured Cash Management Agreement or any other agreement executed and/or delivered in connection with any of the foregoing.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of any Borrower to repay any Secured Obligations incurred by any other Borrower or Subsidiary shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable Debtor Relief Laws) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is valid and enforceable under applicable Law (whether federal, state or provincial and including Debtor Relief Laws).

(d) Each Borrower unconditionally and irrevocably guarantees the payment of any and all Foreign Obligations whether or not due or payable by the Borrowers upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Foreign Obligations to the Administrative Agent or the applicable Security Trustee for the account of the Lenders or other holders of the Foreign Obligations, on demand. Each Borrower further agrees that to the extent that any Borrower or Subsidiary shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Borrower or Subsidiary, the estate of such Borrower or Subsidiary, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

(e) With respect to the Foreign Obligations, the liability of each Borrower hereunder is exclusive and independent of any security for or other guaranty of the indebtedness or other obligations of the other Borrowers and such Borrower’s liability hereunder shall not be affected or impaired by (i) any direction as to application of payment by any other Borrower, by any Subsidiary or by any other party; (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness or other obligations of any other Borrower; (iii) any payment on or in reduction of any such other guaranty or undertaking; (iv) any dissolution, termination or increase, decrease or change in personnel by any other Borrower; or (v) any payment made to the Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations with respect to the Foreign Obligations that the Administrative Agent, such Security Trustee, such Lender or such other holder of the Foreign Obligations subsequently repays to any other Borrower or Subsidiary pursuant to court order in any proceeding under any Debtor Relief Law, and such Borrower hereby waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(f) With respect to the Foreign Obligations, each Borrower authorizes the Administrative Agent, each Security Trustee, each Lender and any other holder of Foreign Obligations without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Foreign Obligations or any part thereof, including any increase or decrease of the rate of interest thereon; (ii) take and hold security from any guarantor or any other party for the payment of the Foreign Obligations and exchange, enforce, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Administrative Agent, any Security Trustee or any Lender and any other holder of Foreign Obligations in their discretion may agree (but subject to Sections 2.13 and 8.03); and (iv) release or substitute any one or more endorsers, guarantors, Borrowers or other obligors.

(g) With respect to the Foreign Obligations and to the fullest extent permitted under applicable Law, each Borrower hereby waives any right to require the Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations to (i) proceed against any Borrower, any Subsidiary, any other guarantor or any other party; (ii) proceed against or exhaust any collateral, Cash Collateral or other security held from any Borrower, any Subsidiary, any other guarantor, any Defaulting Lender or any other party, or (iii) pursue any other remedy in the power of the Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations whatsoever. With respect to the Foreign Obligations, each Borrower waives any defense based on or arising out of any defense of any other Borrower, any Subsidiary, any other guarantor or any other party other than the occurrence of the Facility Termination Date, including any defense based on or arising out of the disability of any other Borrower, any Subsidiary or any other guarantor or any other party, or the unenforceability of the Foreign Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower other than the occurrence of the Facility Termination Date. The Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations may, at its election, foreclose on any security held by the Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by Applicable Law), or exercise any other right or remedy the Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations may have against any Borrower, any Subsidiary or any other party, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Foreign Obligations have been paid in full. Each Borrower hereby waives any defense arising out of any such election by the Administrative Agent, any Security Trustee, any Lender or any other holder of the Foreign Obligations, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Borrower against any other Borrower, any Subsidiary or any other party or any security.

(h) With respect to the Foreign Obligations, each Borrower waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance, and notices of the existence, creation or incurring of new or additional indebtedness. Each Borrower assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Foreign Obligations and the nature, scope and extent of the risks which each Borrower assumes and incurs hereunder, and agrees that none of the Administrative Agent, any Security Trustee, any Lender and any other holder of the Foreign Obligations shall have any duty to advise any Borrower of information known to it regarding such circumstances or risks.

(i) With respect to the Secured Obligations, each Borrower hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders or any other holder of the Secured Obligations against any other Borrower, any other Loan Party or any other guarantor of the Secured Obligations of any Borrower owing to the Lenders and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any such party that it may at any time otherwise have until such time as the Facility Termination Date has occurred. Each Borrower hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Security Trustees, the Lenders and the other holders of the Secured Obligations now have or may hereafter have against any party liable on any Secured Obligations, any endorser or any other guarantor of all or any part of the Secured Obligations of any Borrower or any other Loan Party and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the holders of the Secured Obligations to secure payment of the Secured Obligations of any Borrower or any other Loan Party until such time as the Facility Termination Date has occurred.

2.17 Designated Lenders.

Each of the Administrative Agent, each L/C Issuer, the Swing Line Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of any Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.

2.18 Extension of Maturity Date.

(a) Requests for Extension. Crawford may, by notice to the Administrative Agent from time to time request an extension (each, an “Extension”) of the maturity date of the Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the Commitments that will be subject to the Extension (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000), and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and Crawford. If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the

Extension Offer as set forth in the Extension notice, then the Commitments of Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer. For the avoidance of doubt, each Lender may in its sole discretion decline to participate in any Extension.

(b) Conditions Precedent. The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in the Loan Documents shall be deemed to be made and shall (x) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of Credit Extension and (y) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the effective date of such Extension, (iii) at least one L/C Issuer and the Swing Line Lender shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period (provided that the L/C Commitment of any L/C Issuer shall remain the same as prior to such Extension unless such L/C Issuer agrees otherwise in writing) and (iv) the terms of such Extended Commitments shall comply with clause (d) of this Section 2.18.

(c) Additional Commitment Lenders. Crawford shall have the right to replace each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

(d) Extension Terms. The terms of each Extension shall be determined by the Administrative Agent, Crawford and the applicable Extending Lenders and set forth in an amendment to this Agreement (an “Extension Amendment”); provided that (i) the final maturity date of any Extended Commitment shall be no earlier than the Maturity Date, (ii) there shall be no scheduled reductions of commitments under any Extended Commitments, (iii) the Extended Revolving Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the borrowers and guarantors of the Extended Commitments, shall be the same as the Borrowers and Guarantors with respect to the existing Revolving Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Commitment (and the Extended Revolving Loans thereunder) shall be determined by Crawford and the applicable Extending Lenders, (v) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Commitments, and participation in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the other Revolving Loans or Commitments (other than upon the maturity of the non-extended Revolving Loans and Commitments) and (vi) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(e) Extension Effectiveness. In connection with any Extension, the Borrowers, the Administrative Agent and each applicable Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this

Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as a new class of Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new class (including to preserve the pro rata treatment of the extended and non-extended classes and to provide for the reallocation of Revolving Exposure upon the expiration or termination of the commitments under any class), in each case on terms consistent with this Section 2.18. Crawford will, and will cause its Subsidiaries to, execute and deliver, or cause to be delivered, any such documents, certificates and opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection with any Extension. The terms of this Section 2.18 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.19 Increase in Facility.

(a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), Crawford may from time to time, request an increase in the Facility (an “Incremental Facility”); provided that (i) any such request for an Incremental Facility shall be in a minimum amount of $25,000,000 and in increments of $5,000,000 in excess thereof and (ii) the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (A) $250,000,000 (the “Fixed Incremental Basket”), plus (B) an unlimited amount so long as, after giving effect thereto and after giving effect to any Permitted Acquisition or permitted Investment consummated in connection therewith (assuming the full amount of any such Incremental Facility is drawn, and excluding the cash proceeds of any such Incremental Facilities), the Consolidated Total Leverage Ratio (determined on a Pro Forma Basis as of the last day of the most recent fiscal quarter of the Consolidated Entities for which Crawford has delivered the financial statements required by Section 6.01 (and a Compliance Certificate)) is less than or equal to 2.50:1.00 (the “Ratio Incremental Basket”); provided, further, (1) if Crawford utilizes both the Fixed Incremental Basket and the Ratio Incremental Basket in connection with the incurrence of any single Incremental Facility (or more than one Incremental Facility incurred on the same date), compliance with the requirements of the Ratio Incremental Basket shall, at the option of Crawford, be determined first without giving Pro Forma Effect to any utilization of the Fixed Incremental Basket and (2) any portion of any Incremental Facility incurred under the Fixed Incremental Basket may be reclassified, at the election of Crawford from time to time, as incurred under the Ratio Incremental Basket if Crawford is able to satisfy the applicable incurrence test in respect of the Ratio Incremental Basket at such time calculated on a Pro Forma Basis.

(b) Notification by Administrative Agent; Additional Lenders. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lender, Crawford may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel. Any existing Lender approached to provide all, or a portion, of any Incremental Facility may elect or decline to do so in its sole discretion, to provide, and none of the Arrangers have any obligation to arrange all, or a portion, of any Incremental Facility without its prior written agreement.

(c) Effective Date and Allocations. If the Facility is increased in accordance with this Section 2.19, the Administrative Agent and Crawford shall determine the effective date (the “Revolving Increase Effective Date”) and the final allocation of such increase. The Administrative

Agent shall promptly notify Crawford and the Lenders and the New Lenders of the final allocation of such increase and the Revolving Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Crawford shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Crawford, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are (x) with respect to representations and warranties that contain a materiality qualification, true and correct and (y) with respect to representations and warranties that do not contain a materiality qualification, true and correct, on and as of the Revolving Increase Effective Date, and except that for purposes of this Section 2.19, the representations and warranties contained in Section 5.11(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) both before and after giving effect to the Incremental Facility, no Default or Event of Default exists or would result therefrom and (C) immediately after giving effect to such Incremental Facility (assuming the full amount of such Incremental Facility is drawn, and excluding the cash proceeds of such Incremental Facilities) the Borrowers are in compliance with each financial covenant set forth in Section 7.17 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.01 (and a Compliance Certificate)). Crawford shall deliver or cause to be delivered any other customary documents (including, without limitation, resolutions, secretary’s certificates, and legal opinions) as reasonably requested by the Administrative Agent in connection with any Incremental Facility. The Borrowers shall prepay any Revolving Loans outstanding on the Revolving Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.19.

(e) Conflicting Provisions. This Section 2.19 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

(f) Incremental Facility. Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Facility shall be identical to the terms and conditions applicable to the Facility (other than with respect to any upfront fees and arrangement fees).

Article III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of a Loan Party or the Administrative Agent, as applicable) require the deduction or withholding of any Tax from any such payment by a Loan Party or the Administrative Agent, then such Loan Party or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Payment of Other Taxes by the Loan Parties. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Crawford by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) Business Days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, Crawford shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (including, in the case of a UK Tax Deduction, a statement under s975 of the UK ITA), a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (other than with respect to a UK Tax Deduction to which the provisions of Section 3.01(i)(ii) below shall apply) shall deliver to Crawford and the Administrative Agent, at the time or times reasonably requested by Crawford or the Administrative Agent, such properly completed and executed documentation reasonably requested by Crawford or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Crawford or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Crawford or the Administrative Agent as will enable Crawford or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Crawford and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Crawford or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Crawford and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Crawford or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W–8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I–2 or Exhibit I–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I–4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Crawford and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Crawford or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Crawford or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Crawford and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Crawford or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Crawford or the Administrative Agent as may be necessary for Crawford and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Crawford and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Australian Borrower Provisions. Notwithstanding anything to the contrary set forth in this Section 3.01, the Australian Borrower is not required to pay additional amounts to a Lender (other than a new Lender pursuant to a request by a Borrower under Section 3.06) pursuant to this Section 3.01 in respect of any Tax that is required by Australia to be withheld from a payment:

(i) If at the time the payment falls due:

(A) the relevant Lender is not an Australian Qualifying Lender and such Tax would not have been required to be withheld had such Lender been an Australian Qualifying Lender unless the reason that such Lender is not an Australian Qualifying Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Governmental Authority; or

(B) the relevant Lender is an Australian Treaty Lender and the Australian Borrower is able to demonstrate that such Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under this Section 3.01(h)(i).

Any Lender that is a Lender in respect of a Loan to the Australian Borrower and that is not, or ceases to be, an Australian Qualifying Lender, for whatever reason, shall promptly notify the Administrative Agent and the Australian Borrower. In relation to all payments to be made to an Australian Treaty Lender by the Australian Borrower, such Lender shall cooperate, to the extent it is able to do so, with the Australian Borrower in completing any procedural formalities necessary for the Australian Borrower to obtain authorization to make such a payment without a deduction or withholding for or on account of Australian Taxes including, to the extent applicable, making and filing an appropriate application for relief under a double taxation agreement; or

(ii) to the extent that the relevant deduction or withholding would not have arisen if the Lender had provided the Australian Borrower with its tax file number, Australian Business Number or other exemption details.

(i) UK Loan Party Provisions.

(i) No UK Loan Party shall be required to pay additional amounts to a Lender pursuant to Section 3.01 in respect of any Tax that is required by the United Kingdom to be withheld from a payment if at the time the payment falls due (A) the relevant Lender is not a UK Qualifying Lender and such Tax would not have been required to be withheld had such Lender been a UK Qualifying Lender unless the reason that such Lender is not a UK Qualifying Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority; (B) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (b) of the definition of “UK Qualifying Lender” and (1) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA that relates to the payment, (2) such Lender has received from such UK Loan Party making such payment a certified copy of such Direction and (3) such payment could have been made to such Lender without any withholding or deduction if such Direction had not been made; (C) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and (1) the relevant Lender has not given a UK Tax Confirmation to such UK Loan Party and (2) the payment could have been made to such Lender without any withholding or deduction if such Lender had given a UK Tax Confirmation to such UK Loan Party, on the basis that the UK Tax Confirmation would have enabled such UK Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (D) the relevant Lender is a UK Treaty Lender and such UK Loan Party is able to demonstrate that such Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under Sections 3.01(i)(ii) and (iii) below (as applicable).

(ii) In relation to all payments to be made to a UK Treaty Lender by any UK Loan Party, such Lender shall cooperate with such UK Loan Party in completing any procedural formalities necessary for such UK Loan Party to obtain authorization to make such a payment without a deduction or withholding for or on account of UK Taxes including, to the extent applicable, making and filing an appropriate application for relief under a double taxation agreement. Nothing in this Section 3.01(i)(ii) shall require a UK Treaty Lender to (x) register under the HMRC DT Treaty Passport scheme or (y) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered.

(iii)

(A) If a Lender at the date of this Agreement is a UK Treaty Lender and wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement, it shall include an indication to that effect by including its scheme reference number and jurisdiction of tax residence opposite its name on Schedule 1.01(b) and the UK Borrower shall file a duly completed DTTP2 in respect of such Lender with HM Revenue & Customs before the earlier of (1) 30 days before the first interest payment date after the Closing Date and (2) 30 days after the Closing Date and shall promptly provide such UK Treaty Lender with a copy of such filing.

(B) Any UK Treaty Lender that is not a Lender on the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any UK Loan Party) in such Assignment and Assumption by including therein its scheme reference number and its jurisdiction of tax residence. The UK Borrower shall file a duly completed form DTTP2 in respect of each new Lender that complies with the previous sentence with HM Revenue & Customs within 30 days after the date of the applicable Assignment and Assumption and shall promptly provide such Lender with a copy of such filing.

(C) If a Treaty Lender indicates that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement and otherwise complies with its obligation in clause (A) or clause (B) above, as applicable, it shall be under no obligation pursuant to Section 3.01(i)(ii) above..

(iv) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(i)(iii) above or Section 3.01(i)(vii) below and (A) the UK Loan Party making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender, or (B) the UK Loan Party making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but: (1) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (2) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 30 Business Days of the date of the UK Borrower DTTP Filing: or (3) HM Revenue & Customs has given the UK Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired, and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Loan Parties to obtain authorization to make that payment without a UK Tax Deduction.

(v) The UK Borrower shall notify the Administrative Agent promptly upon becoming aware that it or a UK Loan Party must make a deduction or withholding for or on account of UK tax (or that there is any change in the rate or the basis of such deduction or withholding). Similarly, a Lender shall notify the Administrative Agent promptly on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such a notification from a Lender it shall, on receipt of such notification, inform the UK Borrower.

(vi) A UK Non-Bank Lender shall notify the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(vii) Each Lender in respect of a Loan to the UK Borrower which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption pursuant to which it becomes a party, and for the benefit of the Administrative Agent but without any liability to any Borrower, whether it is (A) not a UK Qualifying Lender, (B) a UK Qualifying Lender (other than a UK Treaty Lender), or (C) a UK Treaty Lender, and the Administrative Agent, on receipt of such notification, shall inform the UK Borrower. If such a Lender fails to indicate its status in accordance with this Section 3.01(i)(vii), then that Lender shall be treated for the purposes of this Agreement (including by the UK Borrower) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, on receipt of such notification, shall inform the UK Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 3.01(i)(vii).

(j) VAT.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Recipient which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that party shall pay to the Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Recipient shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Receiver”) under a Loan Document, and any party other than the Receiver (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration):

(A) where the Supplier is the person required to account to the relevant tax authority for the VAT the Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount and subject to the Relevant Party receiving a valid VAT invoice) an amount equal to the amount of such VAT. The Receiver will promptly pay to the Relevant Party an amount equal to any credit or repayment obtained by the Receiver from the relevant tax authority which the Receiver reasonably determines is in respect of such VAT; and

(B) where the Receiver is the person required to account to the relevant tax authority for the VAT, the Relevant Party shall promptly, following demand from the Receiver and subject to the Relevant Party receiving a valid VAT invoice, pay to the Receiver an amount equal to the amount of VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may

be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 3.01(j) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 (UK)).

(v) In relation to any supply made by any Recipient to any party under any Loan Document, if reasonably requested by such Recipient, that party shall promptly provide such Recipient with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Recipient's VAT reporting requirements in relation to such supply.

(k) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Credit Extension whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to Crawford through the Administrative Agent, (i) any obligation of such Lender to make, maintain, fund or determine or charge interest with respect to any Credit Extension or continue Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, in the case of Term SOFR Loans, to convert Base Rate Loans to Term SOFR Loans, shall, in each case, be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Crawford that the circumstances giving rise to such determination no longer exist, which it shall do promptly. Upon receipt of such notice, (x) the Borrowers shall, promptly upon demand from such Lender (with a copy to the Administrative Agent), prepay all Alternative Currency Loans in the affected currency or currencies or, if applicable in the case of Term SOFR Loans, convert all such Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b) If, in any applicable jurisdiction (other than the United States), the Administrative Agent, the L/C Issuer, any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation as a Lender in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension, in the case of each of clauses (i) through (iii), solely in relation to any Foreign Borrower, such Person shall promptly notify the Administrative Agent and then, upon the Administrative Agent notifying Crawford and until such notice by such Person is revoked, which such Person shall do promptly after the circumstances giving rise to such notification no longer exist, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice and until such notice is revoked, the Loan Parties shall (A) to the extent required to avoid such illegality, repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified Crawford or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law), (B) to the extent applicable to the L/C Issuer, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or continuation of any such Loans, as applicable, (i) the Administrative Agent determines in good faith that (A) no Benchmark Replacement or Successor Rate, as applicable, for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c), as applicable, and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine in good faith that for any reason the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Crawford and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currency or currencies or to convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Loans or Interest Periods or determination dates, as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice, which it and Required Lenders shall do promptly when such circumstances cease to exist or change. Upon receipt of such notice, (1) the applicable Borrower may revoke any pending request for a Borrowing of, or conversion to or continuation of Term SOFR Loans, or Borrowing of, or a continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the Dollar Equivalent of the amount specified therein and (2) any outstanding affected Alternative Currency Loans, at the applicable Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan, or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the applicable Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the applicable Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the applicable Borrower shall be deemed to have elected clause (1) above.

(b) Alternative Currencies. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Crawford or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Crawford) that Crawford or the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;

or if the events or circumstances of the type described in Section 3.03(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Crawford unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders object to such amendment. The Administrative Agent will promptly (in one or more notices) notify Crawford and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein to the contrary, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for purposes of this Agreement and the other Loan Documents. In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to Crawford and the Lenders reasonably promptly after such amendment becomes effective.

(c) Dollars. Notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(i) [Reserved].

(ii)

(x) Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error).

(y) [Reserved].

(iii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the applicable Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Crawford’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Crawford will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(iv) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to Crawford and the Lenders reasonably promptly after such amendment becomes effective.

(v) The Administrative Agent will promptly notify Crawford and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).

(vi) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of any Governmental Authority reflected in the Mandatory Cost) or the L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable, or borne, by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, Crawford will pay (or cause the applicable Foreign Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time Crawford will pay (or cause the applicable Foreign Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Mandatory Costs. If any Lender or any L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section 3.04 and delivered to Crawford shall be conclusive absent manifest error. Crawford shall pay (or cause the applicable Foreign Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e) Reserves on Term SOFR Loans. Crawford shall pay (or cause the applicable Foreign Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Term SOFR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided Crawford shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice

(f) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies Crawford of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Within ten (10) Business Days of receipt of a demand therefor of any Lender (with a copy to the Administrative Agent) from time to time, Crawford shall promptly compensate (or cause the applicable Foreign Borrower to compensate) such Lender for and hold such Lender harmless from any loss (other than anticipated profits), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term SOFR Loan or any Alternative Currency Term Rate Loan made to such Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

(c) any failure by such Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Term SOFR Loan or an Alternative Currency Term Rate Loan made to such Borrower on a day other than the last day of the Interest Period therefor as a result of a request by Crawford pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Crawford shall also pay (or cause the applicable Foreign Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, (x) each Lender shall be deemed to have funded each Term SOFR Loan made by it at Term SOFR for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded and (y) each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by such Lender at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Crawford, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. Crawford hereby agrees to pay (or cause the applicable Foreign Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer, as the case may be, in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), Crawford may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

Article IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of any L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Borrower and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of each Borrower, (iii) counterparts of the Security Agreement and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iv) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto, all of which shall be duly affixed with applicable stamp duty.

(b) Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body (and shareholder, where applicable) of each Loan Party, the good standing, existence or its equivalent of each Loan Party (if available for the non-US Loan Parties; it being understood and agreed that no certificate of good standing shall be provided for a UK Loan Party) and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties (or, in the case of the law of England and Wales, counsel to the UK Loan Parties with respect to certain matters and counsel to the Administrative Agent with respect to certain matters), dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(d) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.11, each in form and substance satisfactory to each of them.

(e) Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i) (A) searches of UCC filings or analogous public filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) stock or membership certificates, if any, evidencing the Pledged Equity or other Capital Stock pledged pursuant to any Collateral Document and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity or other Capital Stock is certificated;

(v) to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents (including relevant page(s) of the share register book of the company showing the pledge registration and, in relation to the UK Borrower, a copy of its “PSC” register) and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.

(f) Evidence of Insurance. The Administrative Agent shall have received copies of insurance certificates, and endorsements of insurance evidencing liability and property insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent (provided that evidence of insurance shall only be required with respect to U.S. assets).

(g) Solvency Certificate. The Administrative Agent shall have received a Solvency certificate signed by a Responsible Officer of Crawford as to the Solvency of Loan Parties and their Subsidiaries taken as a whole, both immediately before and after giving effect to any initial Borrowings on the Closing Date and the other transactions contemplated hereby.

(h) Closing Certificate. The Administrative Agent shall have received a closing certificate signed by a Responsible Officer of Crawford certifying that (x) there has not occurred, since December 31, 2020, any event or condition that has had, or could be reasonably expected, either individually or in the aggregate, to have, a Material Adverse Effect and (y) there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Crawford or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect performance under this Agreement or any other Loan Document or (b) could be reasonably expected, either individually or in the aggregate, to have, a Material Adverse Effect.

(i) Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Loan Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(j) Anti-Money-Laundering; Beneficial Ownership. The Lenders shall have received (i) at least three (3) Business Days prior to the Closing Date, documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Canadian AML Acts, to the extent requested at least five (5) Business Days prior to the Closing Date, and (ii) at least three (3) Business Days prior to the Closing Date, to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.

(k) Consents. The Administrative Agent shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained, all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse condition on the Loan Parties and their

Subsidiaries or the transactions contemplated hereby, or that could seek or threaten any of the foregoing, and no Law or regulation shall be applicable which, in the reasonably judgment of the Administrative Agent, could have such effect.

(l) Fees. Receipt by the Administrative Agent for the account of the Administrative Agent, the Arranger and the Lenders of any fees required under the Loan Documents to be paid on or before the Closing Date.

(m) Attorney Costs. The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent due under the Loan Documents and invoiced to Crawford at least one (1) Business Day prior to the date hereof plus such additional amounts of such fees, charges, and disbursements as shall constitute counsels’ reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(n) Licensing Requirements. Each Lender shall have obtained all applicable licenses, consents, permits and approvals as deemed necessary by such Lender in order to execute and perform the transactions contemplated by the Loan Documents.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrowers and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in contained in Section 5.11(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Alternative Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

(e) Legal Impediment. There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by Crawford shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01 Corporate Organization and Power.

Each Consolidated Entity (i) that is not an Immaterial Subsidiary is duly organized or formed, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or formation, as the case may be (which jurisdictions, as of the Closing Date, are set forth on Schedule 5.01), (ii) has the full power and authority to execute, deliver and perform the Loan Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business and is in good standing (to the extent such concept is recognized) in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; Enforceability.

Each Consolidated Entity has taken, or on the Closing Date will have taken, all necessary action, as applicable, to execute, deliver and perform each of the Loan Documents to which it is a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Loan Documents to which it is or will be a party. This Agreement constitutes, and each of the other Loan Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Consolidated Entity that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.03 No Violation.

The execution, delivery and performance by each Consolidated Entity of each of the Loan Documents to which it is a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws, constitutional documents or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Applicable Law, (iii) conflict with, result in a breach of or constitute

(with notice, lapse of time or both) a default under any indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets other than Permitted Liens; except, in the case of clauses (ii) and (iii) above, where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.04 Governmental and Third-Party Authorization; Permits.

No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Loan Party of this Agreement or any of the other Loan Documents to which it is a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of UCC financing statements and other instruments, registration and actions necessary to perfect the Liens created by the Collateral Documents, (ii) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.04, (iii) in the case of Capital Stock constituting Collateral, such filings and approvals as may be required in connection with a disposition of any such Capital Stock by laws affecting the offering and sale of securities generally, (iv) in the case of the exercise of any rights and remedies under the Collateral Documents in relation to the Capital Stock issued by the UK Borrower or any direct or indirect parent company of the UK Borrower, any obligation to seek or obtain the prior approval of and/or notify the UK Financial Conduct Authority and the UK Prudential Regulation Authority (or any successor or replacement authority (or any other regulator to which the relevant entity becomes subject)) pursuant to Part XII of the UK Financial Services and Markets Act 2000 (headed “Control over Authorised Persons”) and/or Chapter 11 of the Supervision Manual (SUP 11) of the FCA Handbook and (v) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Consolidated Entity has all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.05 Litigation.

There are no actions, investigations, suits or proceedings pending or, to the knowledge of any Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting any of the Consolidated Entities or any of their respective properties that could reasonably be expected to have a Material Adverse Effect or (ii) on the Closing Date, with respect to this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby.

5.06 Taxes.

Each Consolidated Entity has timely filed all federal, national, state, provincial, local and foreign income tax returns and all other federal, national, state, provincial, local and foreign tax returns and reports required to be filed by it except (a) in the case of tax returns or reports that may be required to be filed in jurisdictions other than the United States or political subdivisions thereof, those foreign tax returns or reports that, in the aggregate, would not reflect an amount of taxes owing that would be material or (b) where the failure to timely file or cause to be timely filed such returns or reports would not reasonably be expected to result in a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of the Consolidated Entities for the periods covered thereby. Each Consolidated Entity has paid all taxes and other amounts shown to be due and payable on such returns or reports or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (x) where the same are currently being contested in good faith by appropriate proceedings and for which such Consolidated Entity has set aside on its books adequate reserves or (y) to the extent the failure to pay such tax, amount, assessment, fee or other charge could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of such Borrower, other investigation by any Governmental Authority of the tax liability of any Consolidated Entity, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Consolidated Entity for any period for which tax returns have been or were required to have been filed, other than (i) claims that are currently being contested in good faith by appropriate proceedings and for which such Consolidated Entity has set aside on its books adequate reserves or (ii) audits, investigations and claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.07 Subsidiaries.

Schedule 5.07 sets forth, as of the Closing Date and after giving effect to the transactions contemplated hereby, (i) all of the Subsidiaries of Crawford (including each Foreign Borrower), (ii) as to each Domestic Subsidiary and Foreign Borrower, (x) the number of shares, units or other interests of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights and (y) the direct holders of all such Capital Stock and the number of shares, units, interests, options, warrants or other purchase rights held by each, and (iii) as to each Consolidated Entity not described in clause (ii), each Consolidated Entity that is a direct holder of the Capital Stock thereof and the amount of such Capital Stock so held (as a percentage of all Capital Stock outstanding). All outstanding shares of Capital Stock of the Consolidated Entities are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.07, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Domestic Subsidiary or Foreign Borrower outstanding or reserved for any purpose.

5.08 Full Disclosure.

All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, any Security Trustee, any Arranger, any L/C Issuer, the Swing Line Lender or any Lender by or on behalf of any Consolidated Entity for purposes of or in connection with this Agreement or the other Loan Documents is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading in any material respect; provided that, with respect to projections, budgets and other estimates, except as specifically represented in Section 5.11(b), each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, there is no fact known to any Consolidated Entity that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of Crawford and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Borrower to the Administrative Agent and/or the Lenders.

5.09 Margin Regulations.

No Consolidated Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Credit Extensions will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

5.10 No Material Adverse Effect; No Default .

(a) There has been no Material Adverse Effect since December 31, 2020 and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

5.11 Financial Matters.

(a) Crawford has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of Crawford and its Subsidiaries as of December 31, 2020, 2019 and 2018, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended (the “Audited Financial Statements”), together with the opinion of Ernst & Young LLP thereon, and (ii) the unaudited consolidated balance sheet of Crawford and its Subsidiaries as of June 30, 2021, and the related statements of income, cash flows and stockholders’ equity for the six-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of Crawford and its Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations of Crawford and its Subsidiaries on a consolidated basis for the respective periods then ended.

(b) Crawford has prepared, and has heretofore furnished to the Administrative Agent a copy of, projected consolidated balance sheets and statements of income and cash flows of the Consolidated Entities (consisting of balance sheets and statements of income and cash flows prepared by Crawford) through the end of fiscal year 2026, giving effect to the consummation of the transactions contemplated hereby (the “Projections”). The Projections have been prepared in good faith based upon assumptions believed by the management of each Borrower to be reasonable when made (it being understood that (i) such Projections are as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the Borrowers’ control and (ii) no assurance can be given that any particular Projections will be realized, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and such differences may be material).

(c) After giving effect to the consummation of the transactions contemplated hereby on the Closing Date, the Consolidated Entities, taken as a whole, are Solvent.

5.12 Ownership of Properties.

Each Consolidated Entity that is not an Immaterial Subsidiary (a) has good and marketable title to all real property owned by it, (b) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property necessary in connection with its business, and (c) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 5.11(a) that are necessary in connection with its business (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens.

5.13 ERISA; Non-U.S. Pension Plans.

(a) Each Consolidated Entity and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all Applicable Law, including the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event that could reasonably be expected to have a Material Adverse Effect (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of any Borrower, is reasonably expected to occur with respect to any Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and no Consolidated Entity or any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b) No Consolidated Entity or any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan, and no Consolidated Entity or any of its ERISA Affiliates would become subject to any liability under ERISA if any such Consolidated Entity or ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

(c) Each Non-U.S. Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance would not reasonably be expected to result in a Material Adverse Effect. With respect to each Non-U.S. Pension Plan, neither Crawford nor any of its Related Parties has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, any Consolidated Entity, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a contribution notice issued by the UK Pensions Regulator under Section 38 or Section 47 of the United Kingdom Pensions Act 2004 (“UK Contribution Notice”) or a financial support direction issued by the UK Pensions Regulator under Section 43 of the United Kingdom Pensions Act 2004 (“UK Financial Support Direction”), or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there are no facts or circumstances which are reasonably likely to give rise to any such penalty, fine, claim, or other liability. With respect to each Non-U.S. Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Non-U.S. Pension Plan is maintained. There are no actions, suits or claims (other than routine claims for benefits) pending against or, to the knowledge of any Borrower, threatened against any Consolidated Entity with respect to any Non-U.S. Pension Plan that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all applicable laws.

(e) The Canada Pension Entities do not, and have not ever, sponsored, administered or participated in a retirement or pension arrangement that contains a defined benefit provision (as that term is defined in the Income Tax Act (Canada)) to employees or former employees of any Canada Pension Entity.

(f) Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (iv) a “governmental plan” within the meaning of ERISA.

5.14 Labor Relations.

No Consolidated Entity that is not an Immaterial Subsidiary is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947 that would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of any Borrower, threatened, against any Consolidated Entity, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of any Borrower, threatened, against any Consolidated Entity, and (iii) to the knowledge of each Borrower, no petition for certification or union election or union organizing activities taking place with respect to any Consolidated Entity. As of the Closing Date, there are no collective bargaining agreements covering the employees of the Consolidated Entities.

5.15 Environmental Matters.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) No Hazardous Substances are or have been generated, used, located, released, treated, transported, disposed of or stored, currently or in the past, (i) by any Consolidated Entity or (ii) to the knowledge of any Borrower, by any other Person (including any predecessor in interest) or otherwise, in either case in, on, about or to or from any portion of any real property, leased, owned or operated by any Consolidated Entity, except in compliance with all applicable Environmental Laws; no portion of any such real property or, to the knowledge of any Borrower, any other real property at any time leased, owned or operated by any Consolidated Entity is contaminated by any Hazardous Substance; and no portion of any real property leased, owned or operated by any Consolidated Entity is presently or, to the knowledge of any Borrower, has ever been, the subject of an environmental audit, assessment or remedial action.

(b) No portion of any real property leased, owned or operated by any Consolidated Entity has been used by any Consolidated Entity or, to the knowledge of any Borrower, by any other Person, as or for a mine, landfill, dump or other disposal facility, gasoline service station or bulk petroleum products storage facility; and no portion of such real property or any other real property currently or at any time in the past leased, owned or operated by any Consolidated Entity has, pursuant to any Environmental Law, been placed on the “National Priorities List” or

“CERCLIS List” (or any similar federal, national, state or local list) of sites subject to possible environmental problems.

(c) All activities and operations of the Consolidated Entities are in compliance with the requirements of all applicable Environmental Laws; each Consolidated Entity has obtained all licenses and permits under Environmental Laws necessary to its respective operations, all such licenses and permits are being maintained, and each Consolidated Entity is in compliance with all terms and conditions of such licenses and permits; and no Consolidated Entity is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims, and to the knowledge of any Borrower, there are no threatened Environmental Claims, nor any basis therefor.

5.16 Compliance with Laws.

Each Consolidated Entity has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all Applicable Law, and is otherwise in compliance with all Applicable Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Consolidated Entity owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 5.17 lists, as of the Closing Date and after giving effect to the transactions contemplated hereby, all registered United States Intellectual Property owned by any U.S. Loan Party. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any such claim, and to the knowledge of each Borrower, the use of such Intellectual Property by any Consolidated Entity does not infringe on the known rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Investment Company Act.

No Consolidated Entity is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940.

5.19 Insurance.

The assets, properties and business of the Consolidated Entities are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.20 Collateral Documents.

The provisions of each of the Collateral Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, the Australian Security Trustee or the UK Security Trustee, as applicable, for its benefit and the benefit of the

Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each Loan Party that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial Credit Extension hereunder, (ii) the filing of appropriately completed UCC (or equivalent local) financing statements and continuations thereof in the jurisdictions specified therein or as otherwise required, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and (iv) the possession by the Administrative Agent or the applicable Security Trustee, as applicable, of any certificates evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the applicable Loan Party in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

5.21 No Burdensome Restrictions.

No Consolidated Entity that is not an Immaterial Subsidiary is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any Applicable Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22 OFAC; Anti-Terrorism Laws.

(a) No Consolidated Entity or any Affiliate of any Consolidated Entity (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan or Letter of Credit hereunder will be used directly or indirectly (i) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (ii) in any other manner that would result in a violation by any Person party hereto or any Affiliate thereof of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Canadian Government or any other relevant governmental sanctions authority that has jurisdiction over Crawford or any Consolidated Entity.

(b) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Canadian AML Acts, the Trading with the Enemy Act, as amended, any Anti-Corruption Laws or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Consolidated Entities are in compliance in all material respects with the PATRIOT Act, Part II.1 of the Criminal Code (Canada) and the regulations promulgated under the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Export and Import Permits Act (Canada).

(c) The Consolidated Entities have developed and implemented anti-corruption policies and procedures that include internal controls, management oversight, monitoring, audit and training designed to promote and achieve compliance by the Consolidated Entities and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws. The Consolidated Entities and, to their knowledge, their respective officers, employees, directors and agents, are in compliance with all Anti-Corruption Laws in all material respects and have not engaged in bribery (including the making of any facilitation payments) or taken any other direct or knowingly taken any indirect action that would result in a violation of Anti-Corruption Laws in any material respect, including making, offering, promising, authorizing or receiving any bribe or other payment, gift, entertainment, rebate or any other thing of value to or from (i) any government official or employee (including employees of state-owned or controlled entities or public international organizations), (ii) any political party or party official, or candidate for public office, (iii) any public international organization or (iv) or any commercial entity or individual, in each case, intended to induce such Person to act or fail to act in order to obtain or retain business or otherwise gain an improper business advantage, in each case, in violation of Anti-Corruption Laws in any material respect.

5.23 Legal Form.

(a) All authorizations, consents, approvals, resolutions, licenses, exemptions, filings or registrations required to make the Loan Documents to which any UK Relevant Entity is a party admissible in evidence in England and Wales will have been obtained or effected and will be in full force and effect on the Closing Date except that particulars of the security interests created by any UK Relevant Entity under the Collateral Documents to which it is a party must be presented to the Registrar of Companies pursuant to section 860 of the Companies Act 2006 within the period of 21 days beginning with the day after the date of the creation of the charges, together with a certified copy of the relevant Collateral Documents and fee. Upon the presentation of the particulars of the security interests created by any UK Relevant Entity under the Collateral Documents to which it is a party to the Registrar of Companies pursuant to section 860 of the United Kingdom Companies Act 2006 together with a certified copy of the relevant Collateral Documents and fee, all requirements of English law that the Loan Documents to which any UK Relevant Entity is a party be filed, recorded or enrolled with any court or other authority in England and Wales will have been complied with and no stamp, registration, notarial or similar Indemnified Taxes or Other Taxes will be required to be paid on or in relation to such Loan Documents or the transactions contemplated by such Loan Documents except if such performance or enforcement involves the transfer of property, in which case such transfer may, depending upon the particular circumstances, give rise to a United Kingdom stamp duty or stamp duty land tax liability.

(b) All authorizations, consents, approvals, resolutions, licenses, exemptions, filings or registrations required to make the Loan Documents to which the Australian Borrower is party admissible in evidence in Australia have been obtained or effected and are in full force and effect. All requirements of Australian law that the Loan Documents to which the Australian Borrower is a party be filed, recorded or enrolled with any court or other authority in Australia have been complied with and no stamp, registration, notarial or similar Indemnified Taxes or Other Taxes are required to be paid on or in relation to such Loan Documents or the transactions contemplated by such Loan Documents.

5.24 Not a Trustee.

No Loan Party enters, or has entered, into any Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement or holds any property as trustee of a trust or settlement other than with respect to funds held in trust by any Consolidated Entity on behalf of its customers.

5.25 Corporate Benefit.

Each Loan Party benefits by entering into each Loan Document, Secured Hedge Agreement and Secured Cash Management Agreement to which it is a party.

5.26 Centre of Main Interests and Establishments.

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Loan Party incorporated in a jurisdiction that is a member of the European Union is situated in its jurisdiction of incorporation and it has no establishment (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

5.27 Affected Financial Institution.

No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.

5.28 Beneficial Ownership Certification.

As of the Closing Date, the information included in each Beneficial Ownership Certification provided by each Borrower, if applicable, is true and correct in all respects.

5.29 Covered Entities.

No Loan Party is a Covered Entity.

Article VI

AFFIRMATIVE COVENANTS

Each of the Borrowers hereby covenants and agrees, on behalf of itself and its Subsidiaries (which Subsidiaries it shall cause to comply with such covenants and agreements made by it) that on the Closing Date and thereafter until the Facility Termination Date:

6.01 Financial Statements.

Crawford will deliver to the Administrative Agent:

(a) Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter for which such financial statements were not delivered as of the Closing Date, unaudited consolidated balance sheets of the Consolidated Entities as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and stockholders’ equity for the Consolidated Entities for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

(b) Within 90 days after the end of each fiscal year, beginning with the fiscal year ending on December 31, 2021, an audited consolidated balance sheet of the Consolidated Entities as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and stockholders’ equity for the Consolidated Entities for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and (with respect to the audited statements) certified by Ernst & Young LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Consolidated Entities as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year; and

(c) Concurrently with each delivery of the financial statements described in Sections 6.01(a) and 6.01(b), a report in form and method of analysis similar to the Management’s Discussion and Analysis found in an annual report, Form 10-K or Form 10-Q of a publicly registered company, or in such other form as may be acceptable to the Administrative Agent, regarding such topics as each Borrower’s financial condition and results of operations, each Borrower’s business and corresponding industry and each Borrower’s management.

As to any information contained in materials furnished pursuant to Section 6.02(d), Crawford shall not be separately required to furnish such information under this Section 6.01, but the foregoing shall not be in derogation of the obligation of Crawford to furnish the information and materials described in this Section 6.01 at the times specified therein.

6.02 Other Business and Financial Information.

Crawford will deliver to the Administrative Agent:

(a) Concurrently with each delivery of the financial statements described in Sections 6.01(a) and (b), a duly completed Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Responsible Officer of Crawford. Delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b) As soon as available and in any event within 60 days after the commencement of each fiscal year, a consolidated operating budget for Crawford and its Subsidiaries for such fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Responsible Officer of Crawford to the effect that such budget has been prepared in good faith and is a reasonable estimate of the financial position and results of operations of the Consolidated Entities for the period covered thereby;

(c) Promptly upon receipt thereof, copies of any “management letter” submitted to any Consolidated Entity by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Consolidated Entity in respect thereof, in each case to the extent the Borrowers are not prohibited by such certified public accountants from delivering the foregoing;

(d) Promptly upon the sending, filing or receipt thereof, copies of (i) all material financial statements, reports, notices and proxy statements that any Consolidated Entity shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Consolidated Entity shall render to or file with the Securities and Exchange Commission, the National Association of

Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by any Consolidated Entity to the public concerning material and adverse developments in the business of the Consolidated Entities;

(e) Promptly upon (and in any event within five Business Days after) any Responsible Officer of any Consolidated Entity obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of Crawford specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Crawford has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Consolidated Entity, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to this Section 6.02(e)(ii);

(iii) the receipt by any Consolidated Entity from any Governmental Authority of (A) any notice asserting any failure by any Consolidated Entity to be in compliance with Applicable Law or that threatens the taking of any action against any Consolidated Entity or sets forth circumstances that could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Consolidated Entity, where such action could reasonably be expected to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of Crawford specifying the details of such ERISA Event and the action that the applicable Consolidated Entity has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Consolidated Entity or an ERISA Affiliate with respect to such ERISA Event;

(v) the occurrence of any of (x) a Canadian Pension Plan Termination Event or (y) the failure to make a required contribution to or payment under any Canadian Pension Plan when due;

(vi) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting any Consolidated Entity or any real property leased, operated or owned by any Consolidated Entity, or any Consolidated Entity’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Consolidated Entity of notice of any alleged violation of or noncompliance with any Environmental Laws or release of any Hazardous Substance; or (z) the taking of any investigation, remediation or other responsive action by any Consolidated Entity or any other Person in response to the actual or alleged violation of any Environmental Law by any Consolidated Entity or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by any Consolidated

Entity; but in each case under clauses (x), (y) and (z) above, only to the extent the same could reasonably be expected to have a Material Adverse Effect;

(vii) the occurrence of any of the following: (x) any investigation or proposed investigation by the UK Pensions Regulator that could lead to the issue of a UK Financial Support Direction or a UK Contribution Notice in relation to any Non-U.S. Pension Plan; (y) any amount becoming due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995; or (z) any amount becoming payable under Section 75 or 75A of the United Kingdom Pensions Act 1995; and

(viii) any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of Crawford setting forth the nature and period of existence thereof and the action that the affected Consolidated Entities have taken and propose to take with respect thereto; and

(f) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Consolidated Entity as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or this Section 6.02 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Crawford posts such documents, or provides a link thereto on the Crawford’s website on the Internet at the website address listed on Schedule 1.01(a); (ii) on which such documents are posted on the Crawford’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such report is filed electronically with the SEC’s EDGAR system; provided that: Crawford shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Crawford with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Crawford hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Crawford or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Crawford hereby agrees that so long as any Borrower is the issuer of any outstanding debt or Capital Stock that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” Crawford shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws

(provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Existence; Franchises; Maintenance of Properties.

Each Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect the legal existence of the Loan Parties, except as expressly permitted otherwise by Section 7.01, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, and (iii) keep all properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the applicable Borrower, are no longer useful or desirable in the conduct of the business of the Consolidated Entities, or, in each case under clause (ii) or (iii), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.04 Compliance with Laws.

Each Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Applicable Law (including the requirements of ERISA) applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

6.05 Payment of Taxes.

Each Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, pay and discharge all income taxes and other taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Consolidated Entity; provided, however, that no Consolidated Entity shall be required to pay any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by proper proceedings and as to which such Consolidated Entity is maintaining adequate reserves with respect thereto in accordance with GAAP or (ii) the non-payment of which would not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance.

Each Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (i) maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated (including hazard and business interruption insurance), and (ii) upon request of the Administrative Agent, deliver certificates of such insurance with respect to U.S. Loan Parties to the Administrative Agent with standard loss payable endorsements naming the Administrative Agent as loss payee (on property policies) and additional insured (on global umbrella general liability policies) as its interests may appear. Each policy of insurance described in clause (ii) of the foregoing sentence shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice (10 days’ prior written notice for non-payment of premiums) to the Administrative Agent before any cancellation of the policies for any reason whatsoever and shall provide that any loss shall be payable in accordance with the terms thereof notwithstanding any act of any Consolidated Entity that might result in the forfeiture of such insurance.

6.07 Environmental Laws.

Each Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.08 Maintenance of Books and Records; Inspection.

Each Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with and to the extent required by GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the applicable Borrower, the independent public accountants of Crawford or such Borrower and their respective Subsidiaries (and by this provision each Borrower authorizes such accountants to discuss the finances and affairs of Crawford and such Borrower and their respective Subsidiaries; provided that a Responsible Officer of Crawford or such Borrower or Subsidiary shall have the right to participate in any such discussion and Crawford shall be given reasonable prior written notice (by electronic mail or otherwise) of any such discussion), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided, however, that so long as no Event of Default exists, the Administrative Agent and the Lenders shall make no more than one such inspection during any fiscal year of Crawford.

6.09 Material Domestic Subsidiaries.

Crawford will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that each Material Domestic Subsidiary is a Guarantor hereunder; provided that no Material Domestic Subsidiary that is a Disregarded Foreign Subsidiary shall be required to become a Guarantor or become party to any other Loan Document unless each parent company of such Disregarded Foreign Subsidiary that is also a Foreign Subsidiary is required to become a Guarantor hereunder. Without limiting the generality of the foregoing, in the event that Crawford or one of its Subsidiaries from time to time creates or acquires new Material Domestic Subsidiaries, or the financial statements delivered by Crawford pursuant to Section 6.01 demonstrate that a Subsidiary has become a Material Domestic Subsidiary, Crawford will take such action, and will cause each of its Subsidiaries to take such action, to ensure that within thirty days thereafter as such time period may be extended by the Administrative Agent in its sole discretion:

(a) (i) Each such new Material Domestic Subsidiary will execute and deliver to the Administrative Agent (A) a Guarantor Accession, pursuant to which such new Material Domestic Subsidiary shall become a Guarantor hereunder and (B) a Pledgor Accession, pursuant to which such new Material Domestic Subsidiary shall grant to the Administrative Agent a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Guaranty, subject only to Permitted Liens and (ii) Crawford will, or will cause its Subsidiary that directly owns the Capital Stock of such new Material Domestic Subsidiary to, execute and deliver to the Administrative Agent a Pledgor Accession, or another amendment or supplement to the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which all of the Capital Stock of such Material Domestic Subsidiary (or, with respect to a Material Domestic Subsidiary that is a Disregarded Foreign Subsidiary, only 65% of its Capital Stock that is Voting Stock) shall be pledged to the Administrative Agent together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank (to the extent delivery thereof does not require any material action in any non-U.S. jurisdiction); provided that, notwithstanding anything to the contrary in the foregoing, a pledge with respect to the Capital Stock of any Disregarded Foreign Subsidiary shall only be required to the extent that a perfection of a security interest therein can be obtained pursuant to documentation governed by the laws of a U.S. jurisdiction, and no action shall be required in any non-U.S. jurisdiction other than delivery of any certificates to the Administrative Agent that evidence Capital Stock in any Disregarded Foreign Subsidiary, to the extent that any such Disregarded Foreign Subsidiary has certificated Capital Stock and delivery of such certificate(s) is not prohibited by applicable Laws;

(b) Crawford will deliver to the Administrative Agent:

(i) if reasonably requested by the Administrative Agent, a written legal opinion of counsel to such Material Domestic Subsidiary addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall cover such matters relating to such Material Domestic Subsidiary incident to the transactions contemplated by this Agreement and this Section 6.09 and the other Loan Documents as set forth in the legal opinion of counsel delivered to the Administrative Agent and the Lenders on the Closing Date; and

(ii) a certificate of the secretary or an assistant secretary of such Material Domestic Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Material Domestic Subsidiary, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization (if available), and that the same has not been amended since the date of such certification, (B) that attached thereto is a true and complete copy of the bylaws, constitutional documents, operating agreement or similar governing document of such Material Domestic Subsidiary, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Material Domestic Subsidiary, authorizing the execution, delivery and performance of the documents executed pursuant to Section 6.09(a), and (D) as to the incumbency and genuineness of the signature of each officer or director of such Material Domestic Subsidiary executing any of the documents executed pursuant to Section 6.09(a), and attaching all such copies of the documents described above.

(c) Subject to the last paragraph of this Section 6.09, as promptly as reasonably possible, Crawford will, and will cause its Subsidiaries to, deliver any such other documents, certificates and opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Collateral being pledged pursuant to the documents described above.

(d) With respect to the Domestic Subsidiaries and Disregarded Foreign Subsidiaries that are not Loan Parties, if any (each such Person, other than any Subsidiary of any Non-Disregarded Foreign Subsidiary, a “Specified Person”), if, as of the end of any fiscal quarter for which financial statements have been delivered pursuant to Section 6.01, it is determined that (i)(A) the consolidated revenue or Consolidated EBITDA of such Specified Persons, in the aggregate, for the Reference Period ending on such date exceeds 15% of the consolidated revenues or Consolidated EBITDA, as applicable, of Crawford, the Domestic Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary), or (B) the total assets of such Specified Persons, in the aggregate, as of such date exceeds 15% of the total assets of Crawford, the Domestic Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary), or (ii) to the extent not duplicative of the foregoing, any Subsidiary of Crawford owns, directly or indirectly, 50% or more of the Capital Stock of such Specified Persons, then, in either case, the Borrowers shall, and shall cause their Subsidiaries to, cause such number of such Specified Persons and the applicable Persons described in clause (ii) to become Loan Parties in accordance with this Section 6.09 as is necessary to cause the matters described in clause (i) to cease to be true after giving Pro Forma Effect to any such Specified Person’s becoming a Loan Party.

(e) With respect to any Domestic Subsidiary or Disregarded Foreign Subsidiary that becomes a Loan Party in accordance with this Section 6.09, Crawford may request (which request shall be submitted to the Administrative Agent in writing) that such Domestic Subsidiary or Disregarded Foreign Subsidiary, as applicable, cease being a Loan Party as a result of the requirements set forth above in this Section 6.09 no longer requiring such Domestic Subsidiary or Disregarded Foreign Subsidiary, as applicable, to become a Loan Party if it were not already a Loan Party, and such request shall be granted by the Administrative Agent if no Default or Event of Default exists and, immediately after giving effect to such cessation, the Borrowers are in compliance with each financial covenant set forth in Section 7.17 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.01 (and a Compliance Certificate)).

Notwithstanding anything to the contrary in this Section 6.09, any other Section of this Agreement or any other Loan Document, (v) Crawford may from time to time, upon at least ten (10) Business Days’ notice to the Administrative Agent, elect to cause any Domestic Subsidiary that is not already a Guarantor to become a Guarantor by satisfying the requirements set forth above in this Section 6.09 applicable to any Material Domestic Subsidiary that is required to become a Guarantor pursuant to this Section 6.09, (w) none of the Consolidated Entities shall be required to grant a mortgage, deed of trust or other security interest in any real property to secure any of the Secured Obligations, (x) no Loan Party shall be obligated or required to take any action outside of the U.S. to perfect, establish, confirm or maintain a security interest or lien to secure the Secured

Obligations, except with respect to the pledge of the capital stock of any Foreign Borrower owned by such Loan Party, (y) control agreements shall not be required in relation to deposit accounts or securities accounts, and (z) landlord, bailee or warehouseman waivers or collateral access agreements shall not be required.

6.10 [Reserved.]

6.11 OFAC, PATRIOT Act Compliance, Anti-Corruption Laws.

Each Borrower will, and will cause each of its Subsidiaries to, (a) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States, the United Kingdom, Canada or Australia administered by OFAC or any other Governmental Authority, (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act and the Canadian AML Acts and (c) comply with all Anti-Corruption Laws in all material respects.

6.12 Financial Assistance.

Each Foreign Loan Party and its Subsidiaries shall comply in all material respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 678-679 of the United Kingdom Companies Act 2006, as amended, including in relation to the execution of the Collateral Documents and payments of amounts due under this Agreement.

6.13 Further Assurances.

Subject to the last paragraph of Section 6.09, each Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent, any Security Trustee or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Collateral Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent, the Security Trustees and the Lenders under this Agreement and the other Loan Documents.

6.14 Compliance with Anti-Corruption Laws, Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.

Each Borrower will (a) maintain in effect and enforce policies and procedures designed to achieve compliance by such Borrower, each of its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, any Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, the Canadian AML Acts and the Beneficial Ownership Regulation.

6.15 Use of Proceeds.

The Borrowers shall use the proceeds of the Credit Extensions (a) on the Closing Date, to refinance certain existing Indebtedness of the Borrowers (including without limitation Indebtedness under the Existing Credit Agreement) and to pay fees and expenses in connection therewith and (b) after the Closing Date, for ongoing working capital and for other general corporate purposes of the Loan Parties and their Subsidiaries; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any applicable Law or of any Loan Document.

6.16 Post-Closing Matters.

The Borrowers shall, and shall cause their Subsidiaries, to take each of the actions set forth on Schedule 6.16 within the time period prescribed therefor on such Schedule (as such time period may be extended by the Administrative Agent).

Article VII

NEGATIVE COVENANTS

Each of the Borrowers hereby covenants and agrees, on behalf of itself and its Subsidiaries (which Subsidiaries it shall cause to comply with such covenants and agreements made by it) that on the Closing Date and thereafter until the Facility Termination Date:

7.01 Merger; Consolidation.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger, amalgamation or other combination; provided, however, that:

(a) any Subsidiary of Crawford (other than a Foreign Borrower) may merge, amalgamate or consolidate with, or be liquidated into (i) Crawford (so long as Crawford is the surviving or continuing entity) or (ii) any other Subsidiary (so long as, if either constituent entity is (A) a Domestic Guarantor, then the surviving or continuing entity is a Domestic Guarantor, (B) a Foreign Guarantor, then the surviving or continuing entity is a Guarantor or (C) a Foreign Borrower, then the surviving or continuing entity is such Foreign Borrower);

(b) any Foreign Borrower may merge, amalgamate or consolidate with, or be liquidated into (i) Crawford (so long as Crawford is the surviving or continuing entity), or (ii) any Consolidated Entity other than Crawford (so long as such Foreign Borrower is the surviving or continuing entity);

(c) any Subsidiary of Crawford (other than a Foreign Borrower) may merge, amalgamate or consolidate with another Person (other than another Consolidated Entity), so long as (i) if such Subsidiary is (A) a Domestic Guarantor, the surviving or continuing entity is a Domestic Guarantor or (B) a Foreign Guarantor, then the surviving or continuing entity is a Guarantor and (ii) such merger, amalgamation or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Section 6.09 are satisfied;

(d) any Borrower may merge, amalgamate or consolidate with another Person (other than another Consolidated Entity), so long as (i) such Borrower is the surviving entity and (ii) such merger, amalgamation or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Section 6.09 are satisfied;

(e) any Subsidiary that is not a Borrower may merge, amalgamate or consolidate with another Person (other than another Consolidated Entity), so long as (i) the surviving entity is not a Subsidiary and (ii) the disposition of the Capital Stock of such Subsidiary would be permitted under Section 7.04(f); and

(f) to the extent not otherwise permitted under the foregoing clauses, any Subsidiary that (i) has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement or (ii) no longer conducts any material active trade or business as reasonably determined by Crawford may, in either case, be liquidated, wound up and dissolved, so long as any remaining assets of such Subsidiary are transferred to a Loan Party.

7.02 Indebtedness.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(a) Indebtedness of the Loan Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement, the other Loan Documents and, to the extent constituting Indebtedness, obligations under Cash Management Agreements;

(b) purchase money Indebtedness of Crawford and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets (or assumed or acquired by Crawford and its Subsidiaries in connection with a Permitted Acquisition or other transaction permitted under this Agreement), including Capital Lease Obligations, and any renewals, replacements, refinancings or extensions thereof; provided that all such Indebtedness shall not exceed $50,000,000 in aggregate principal amount outstanding at any one time;

(c) unsecured loans and advances owed to any Consolidated Entity, but only to the extent the Investment corresponding thereto is permitted under Section 7.05(j), 7.05(k) or 7.05(l) (“Intercompany Debt”);

(d) Guaranty Obligations with respect to the obligations of a Consolidated Entity, but only to the extent that the Investment corresponding thereto is permitted under Section 7.05(h), 7.05(i), 7.05(j), 7.05(k) or 7.05(l);

(e) Indebtedness under Swap Contracts entered into to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(f) Indebtedness existing on the Closing Date and described in Schedule 7.02 and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier final maturity date or decreased weighted average life thereof;

(g) Indebtedness under, or consisting of Guaranty Obligations with respect to, performance bonds, surety bonds, release, appeal and similar bonds, completion guarantee and similar obligations, statutory obligations or with respect to workers’ compensation, health, disability or other employee benefits claims, and reimbursement obligations in respect of any of the foregoing, in each case entered into or incurred in the ordinary course of business;

(h) Indebtedness of Crawford and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(i) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with a Permitted Acquisition or other transaction not prohibited by this Agreement (and any renewals, replacements, refinancings or extensions thereof), to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition of assets, (ii) no other Consolidated Entity (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or obligation with respect to such Indebtedness and (iii) the aggregate principal amount thereof does not exceed $25,000,000 at any one time;

(j) Indebtedness incurred in the ordinary course of business owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during the period covered by such insurance;

(k) (i) the accretion or amortization of original issue discount on Indebtedness that is otherwise permitted under this Agreement and (ii) interest payments relative to existing Indebtedness that is otherwise permitted under the Agreement and that is capitalized to the principal amount of, or paid in the form of an additional issuance of, the underlying Indebtedness;

(l) other Indebtedness of Crawford and its Subsidiaries not exceeding $25,000,000 in aggregate principal amount outstanding at any time; and

(m) other unsecured Indebtedness of Crawford and its Subsidiaries; provided that the Consolidated Total Leverage Ratio as of the last day of the most recent fiscal quarter of the Consolidated Entities for which Crawford has delivered the financial statements required by Section 6.01 (and a Compliance Certificate) prior to the date of incurrence of such Indebtedness, after giving Pro Forma Effect to such incurrence, does not exceed 4.50 to 1.00;

In the event that any item of Indebtedness would qualify to be included in more than one category of Indebtedness permitted pursuant to this Section 7.02, the Borrowers may, from time to time, select or change the category in which to classify such item of Indebtedness (and, for the avoidance of doubt, any item of Indebtedness (or any portion thereof) may be concurrently included in one or more categories of Indebtedness permitted pursuant to this Section 7.02).

7.03 Liens.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, other than the following (collectively, “Permitted Liens”):

(a) Liens in favor of the Administrative Agent or any Security Trustee (as applicable) and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Loan Documents;

(b) Liens in existence on the Closing Date and set forth on Schedule 7.03, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the type of property that secured the Lien so extended, renewed or replaced (plus any improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);

(c) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(d) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.01(m)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business; provided that, for the sake of clarity, a Lien imposed pursuant to Canadian federal or provincial pension standards legislation shall not be considered a Permitted Lien, unless such Lien relates only to employee contributions to a Canadian Pension Plan deducted from an employee’s pay but not yet remitted to the pension fund and which is not yet overdue;

(e) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(f) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(j) or Liens created by or existing from any pending litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP (if required);

(g) Liens securing the purchase money Indebtedness permitted under Section 7.02(b); provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by Crawford or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to Crawford or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of Crawford or any of its Subsidiaries except assets then being financed solely by the same financing source;

(h) customary rights of setoff, revocation, refund or chargeback under deposit agreements, under the UCC or otherwise of banks or other financial institutions where Crawford or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(i) Liens and rights of set-off that arise in favor of banks under Article 4 of the UCC or otherwise on items in collection and the documents relating thereto and proceeds thereof and Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business;

(j) (i) Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of operating leases otherwise permitted hereunder and (ii) any interest or title of lessor under such operating leases and of nonexclusive licensors under license agreements;

(k) with respect to any Realty occupied by Crawford or any of its Subsidiaries, all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions (including zoning or deed restrictions), charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof;

(l) any leases, subleases, licenses or sublicenses granted by Crawford or any of its Subsidiaries to third parties and not interfering in any material respect with the business of Crawford and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement;

(m) deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) that are not past due;

(n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted by this Agreement;

(o) Liens on any cash earnest money deposits or cash escrow deposits made by any of the Loan Parties or any of their Subsidiaries in connection with any letter of intent or purchase agreement with respect to an Acquisition or other Investment permitted by this Agreement;

(p) (i) Liens securing Indebtedness permitted under Section 7.02(i) (provided that any such Lien (A) was in existence at the time that the assets subject thereto were acquired (or the Subsidiary that owns the assets became a Subsidiary), (B) was not incurred in connection with, or in contemplation of, the acquisition of such assets or such Person becoming a Subsidiary and (C) shall not encumber any other assets of any other Consolidated Entity); and (ii) Liens on assets existing at the time such assets were acquired by a Consolidated Entity (or at the time the Person that owns such assets became a Consolidated Entity) securing obligations, not constituting Indebtedness, existing at the time such assets were acquired by such Consolidated Entity (or at the time the Person that owns such assets became a Consolidated Entity) and any renewals, replacements, refinancings or extensions thereof (provided that (x) any such Lien and such obligation were not incurred in connection with, or in contemplation of, the acquisition of such assets or such Person becoming a Consolidated Entity, (y) any such Lien shall not encumber any other assets of any other Consolidated Entity and (z) no other Consolidated Entity (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or obligation with respect to such obligation);

(q) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Company and other Consolidated Entities to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Consolidated Entities or (ii) relating to purchase orders and other agreements entered into with customers of any Consolidated Entity in the ordinary course of business; and

(r) other Liens securing obligations of Crawford and its Subsidiaries permitted under Section 7.02(l).

7.04 Asset Dispositions.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make any Asset Disposition except for:

(a) the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes) and the termination or unwinding of Swap Contracts permitted hereunder;

(b) the sale, lease or other disposition of assets by (i) any U.S. Loan Party to any other U.S. Loan Party, (ii) any Foreign Loan Party to any other Loan Party, (iii) any Consolidated Entity that is not a Loan Party to any other Consolidated Entity or (iv) any Consolidated Entity to any other Consolidated Entity pursuant to a transaction permitted under Section 7.05 or 7.06;

(c) the sale, exchange or other disposition of equipment or other capital assets that are obsolete or no longer necessary for the operations of Crawford and its Subsidiaries;

(d) forgiveness or conversion to Capital Stock of unsecured loans or advances permitted as intercompany Investments under Section 7.05(e), 7.05(j), 7.05(k), 7.05(l), 7.05(n) or 7.05(u);

(e) the sale by any Consolidated Entity of any Realty owned by such Consolidated Entity;

(f) the sale or other disposition of assets (other than the Capital Stock of a Foreign Borrower) for fair market value; provided that the aggregate amount of proceeds from all such sales or dispositions that are consummated during any fiscal year shall not exceed $50,000,000;

(g) the sale or other disposition of Intellectual Property of the RBAG Entities pursuant to and in accordance with a purchase right of, or a sale obligation owed to, a third party, whether such right or obligation is triggered by a change of control or otherwise; provided that (i) such Intellectual Property was the subject of such purchase right or sale obligation at the time the RBAG Entities became Consolidated Entities or was triggered by the RBAG Entities becoming Consolidated Entities and (ii) such purchase right or sale obligation was not specifically granted or specifically agreed to in connection with or in anticipation of the acquisition of the RBAG Entities by any Consolidated Entity; and

(h) the sale or other disposition of assets (including Capital Stock) of an Immaterial Foreign Subsidiary; provided that (x) the aggregate amount of proceeds from all such sales or dispositions that are consummated during any fiscal year shall not exceed $25,000,000 and (y) no Event of Default shall have occurred and be continuing or would immediately result therefrom.

7.05 Investments.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or make or permit to exist any Guaranty Obligation for the benefit of any other Person, or enter into an Acquisition, or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), other than:

(a) Investments consisting of cash or Cash Equivalents;

(b) Investments consisting of the extension of trade credit and the creation of prepaid expenses, in each case by Crawford and its Subsidiaries in the ordinary course of business;

(c) Investments consisting of loans and advances to employees, officers or directors of Crawford and its Subsidiaries for travel, relocation and other business related expenses not exceeding $10,000,000 at any time outstanding;

(d) Investments (including equity securities and debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) Investments (i) existing as of the Closing Date of Crawford in each of its Subsidiaries consisting of Capital Stock, (ii) described in Schedule 7.05(e) and (iii) resulting from the conversion to Capital Stock of any unsecured loans or advances permitted as intercompany Investments under this Section 7.05(e) or Section 7.05(j), 7.05(k), 7.05(l), 7.05(n) or 7.05(u) (provided that in each case of this clause (iii) (A) the Person in which such Investment is made is not changed and (B) no cash payments (other than fees and expenses incidental thereto that are owed to third parties) are made or required to be made in connection with such conversion);

(f) Investments under Swap Contracts entered into to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(g) Investments consisting of the provision of services by a Consolidated Entity to any other Consolidated Entity, or the forgiveness or capitalization of any amounts accrued by any Consolidated Entity as compensation for such services, provided that each payment or transfer from a Consolidated Entity to another Consolidated Entity of cash or other assets as compensation for such services or otherwise must be permitted as an Investment by another subsection of this Section 7.05;

(h) Investments consisting of Guaranty Obligations of any Consolidated Entity (i) described in Section 7.02(g) or (ii) incurred in the ordinary course of business for the benefit of another Consolidated Entity of any obligations not constituting Indebtedness; provided that (x) the primary obligation being guaranteed is not prohibited by this Agreement and (y) any payment by

Crawford or any Subsidiary pursuant to any such Guaranty Obligation must be permitted by another subsection of this Section 7.05;

(i) Investments consisting of Guaranty Obligations pursuant to keep well letters, maintenance agreements, comfort letters and similar arrangements provided by any Consolidated Entity pursuant to any Applicable Law or as required by any accounting firm, any service provider or any Governmental Authority, in each case, entered into in the ordinary course of business, provided that (x) any such Investment shall not guarantee or have the effect of guaranteeing Indebtedness for borrowed money and (y) any payment by Crawford or any Loan Party pursuant to any such arrangement must be, at the time such payment is made, permitted by another subsection of this Section 7.05;

(j) Investments made after the Closing Date (i) by any Consolidated Entity in any U.S. Loan Party, (ii) by any Foreign Loan Party in any Foreign Loan Party, and (iii) by any Consolidated Entity that is not a Loan Party in any other Consolidated Entity;

(k) Investments made after the Closing Date by any U.S. Loan Party in any Foreign Loan Party so long as the aggregate amount of Investments permitted under this Section 7.05(k) during any fiscal year does not exceed $100,000,000;

(l) Investments made after the Closing Date by any Loan Party in any Consolidated Entity that is not a Loan Party so long as the aggregate amount of Investments permitted under this Section 7.05(l) during any fiscal year does not exceed $100,000,000;

(m) Permitted Acquisitions;

(n) Investments made after the Closing Date by any Consolidated Entity in joint ventures so long as, after giving effect to such Investment and any Indebtedness incurred in connection therewith, (i) no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such Investment and any Indebtedness incurred in connection therewith, the Borrowers are in compliance with each financial covenant set forth in Section 7.17 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.01 (and a Compliance Certificate)), and (iii) the Administrative Agent shall have received a certificate that the requirements of clauses (i) and (ii) have been satisfied (with calculations of such financial covenants on a Pro Forma Basis attached thereto), executed by a Responsible Officer of Crawford;

(o) Investments of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with a Permitted Acquisition, to the extent that such Investment was not obtained in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition of assets;

(p) Investments in the form of negotiable instruments and other payment items deposited or to be deposited for collection in the ordinary course of business;

(q) advances made in connection with purchases of goods or services in the ordinary course of business;

(r) earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(s) to the extent constituting Investments, transactions permitted under (i) Sections 7.01 and 7.04 and (ii) Section 7.06 (other than Section 7.06(a)(iv));

(t) promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted hereunder;

(u) Investments made by any Consolidated Entity in such Consolidated Entity’s wholly-owned Subsidiaries in the form of Indebtedness pursuant to a transaction in which such Consolidated Entity exchanges a portion of the Capital Stock of, or paid in capital with respect to, its wholly-owned Subsidiary for a promissory note issued by such wholly-owned Subsidiary so long as (i) no cash is exchanged between such Consolidated Entity and such wholly-owned Subsidiary in connection with such transaction (for the avoidance of doubt, this clause (i) shall not prohibit payments by such wholly-owned Subsidiary with respect to such promissory note or Investments otherwise permitted hereunder); (ii) such promissory notes are pledged to the Administrative Agent to the extent required pursuant to the terms of the Security Agreement; (iii) such wholly-owned Subsidiary remains a wholly-owned Subsidiary of such Consolidated Entity immediately after the consummation of such transaction and (iv) if such Consolidated Entity is a Foreign Subsidiary and such wholly-owned Subsidiary is a Domestic Subsidiary, then no payments in respect of principal or interest are made or scheduled to be made in connection with such Indebtedness during the term of this Agreement; and

(v) other Investments so long as the aggregate amount of Investments permitted under this Section 7.05(v) in any fiscal year does not exceed $15,000,000.

In the event that any Investment would qualify to be included in more than one category of Investment permitted pursuant to this Section 7.05, the Borrowers may, from time to time, select or change the category in which to classify such Investment (and, for the avoidance of doubt, any Investment (or any portion thereof) may be concurrently included in one or more categories of Investments permitted pursuant to this Section 7.05).

In addition to the foregoing, for purposes of compliance with any monetary limits in this Section 7.05, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment to Crawford or the applicable Subsidiary thereof that made such Investment; provided that the aggregate amount of Returns for any Investment shall not exceed the original amount of such Investment. “Returns” means any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from an Asset Disposition or otherwise) and other amounts received or realized in respect of such Investment, in each case on an after-tax basis and disregarding any such amounts received from Crawford or any Subsidiary thereof.

7.06 Restricted Payments.

(a) Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing (all of the foregoing, collectively, “Restricted Payments”), other than:

(i) dividend payments or other distributions payable solely in shares of Capital Stock or rights to acquire Capital Stock, in each case that is not Disqualified Capital Stock;

(ii) dividend payments or other distributions by a Subsidiary of Crawford to Crawford or another Subsidiary of Crawford, in each case to the extent not prohibited under Applicable Law;

(iii) other Restricted Payments so long as (A) no Event of Default shall have occurred and be continuing or would immediately result therefrom, and (B) immediately after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith, the Borrowers are in compliance with each financial covenant set forth in Section 7.17 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.01 (and a Compliance Certificate));

(iv) to the extent constituting Restricted Payments, Investments permitted under Section 7.05 (other than Section 7.05(s)(ii)) and transactions permitted under Section 7.01;

(v) [reserved]; and

(vi) dividend payments or other distributions by any Consolidated Entity (other than Crawford) that is not, directly or indirectly, wholly-owned by Crawford to the holders of the Capital Stock issued thereby, pro rata (unless, in respect of any tax distribution to the holders of Capital Stock in any joint venture, Crawford elects not to receive such tax distribution) in accordance with the Capital Stock held by such holders at such time.

(b) Each Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any payment or prepayment of principal on, or interest, fees or premium (if any) with respect to, any Subordinated Indebtedness, or directly or indirectly make any redemption (including pursuant to any change of control or asset disposition provision), retirement, defeasance or other acquisition for value of any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes; provided, however, that, Crawford and its Subsidiaries may make scheduled interest and principal payments on any Subordinated Indebtedness permitted under Section 7.02 in accordance with the terms of such Indebtedness (including any subordination provisions thereof).

7.07 Transactions with Affiliates.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of Crawford or any of its Subsidiaries, except upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of Crawford or any of its Subsidiaries; provided, however, that nothing contained in this Section 7.07 shall prohibit:

(a) transactions described on Schedule 7.07 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Consolidated Entity) or not otherwise prohibited under this Agreement;

(b) transactions between or among the Consolidated Entities permitted under Section 6.13, 7.01, 7.02, 7.03, 7.04, 7.05, 7.06 and/or 7.09;

(c) transactions among (i) Crawford and/or the Domestic Guarantors, (ii) Foreign Borrowers or (iii) Consolidated Entities that are not Loan Parties, in each case that are not prohibited under this Agreement (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement);

(d) Equity Issuances with respect to Crawford’s Capital Stock to directors, officers and employees of the Consolidated Entities pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the Board of Directors of Crawford;

(e) customary employment, severance, consulting, benefit and other compensation and indemnification arrangements (including stock option plans and employee benefit plans and arrangements) with their respective managers, directors, officers and employees, and payments pursuant thereto; and

(f) payment or reimbursement of customary fees and reasonable out-of-pocket costs and expenses to, and indemnities for the benefit of, managers, directors, officers and employees to the extent attributable to the ownership or operation of the Loan Parties and their respective Subsidiaries.

7.08 Lines of Business.

Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage in any lines of business other than (i) the businesses engaged in by the Consolidated Entities, taken as a whole, on the Closing Date and similar, corollary, ancillary, complementary, incidental or related businesses and activities and reasonable extensions thereof and (ii) such other lines of business or activities as may be consented to by the Administrative Agent.

7.09 Sale-Leaseback Transactions.

Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Consolidated Entity has sold or transferred (or is to sell or transfer) to a Person that is not a Consolidated Entity or (ii) that any Consolidated Entity intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Consolidated Entity to another Person that is not a Consolidated Entity (the foregoing, a “Sale-Leaseback”), in each case except for transactions otherwise permitted under this Agreement.

7.10 Certain Amendments.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or waive any provision of any Subordinated Indebtedness, the effect of which would be (i) to amend any of the subordination provisions thereunder (including any of the definitions relating thereto) without the consent of the Administrative Agent, (ii) to make any covenant or event of default therein more restrictive or add any new covenant or event of default unless the Administrative Agent shall have determined in its reasonable discretion that such covenants and events of default are no more restrictive than those contained herein (and, if so determined, the Administrative Agent shall provide written notice to the Borrowers acknowledging such determination), or (iii) to grant any security or collateral to secure payment thereof. Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, amend, modify or waive any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them, in each case other than in a manner that could not reasonably be expected to materially adversely affect the Lenders.

7.11 Limitation on Certain Restrictions.

Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Consolidated Entities to perform and comply with their respective obligations under the Loan Documents or (ii) the ability of any Subsidiary of Crawford to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to Crawford or any other Subsidiary, to make loans or advances to Crawford or any other Subsidiary, or to transfer any of its assets or properties to Crawford or any other Subsidiary, except (in the case of clause (ii) above only) for such restrictions or encumbrances existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) customary provisions in leases (including Capital Leases and synthetic leases), subleases, licenses, sub-licenses and sale-lease back agreements restricting the assignment or transfer thereof or of property that is the subject thereof, (D) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale (provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement), (E) obligations that are binding on a Subsidiary or assets at the time such Subsidiary first becomes a Subsidiary or such assets are acquired, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary or such acquisition, (F) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis and (G) solely with respect to any Consolidated Entity that is not a Loan Party (or any Subsidiary thereof that is not a Loan Party), restrictions in (1) the joint venture agreement, equityholders agreement, partnership agreement or limited liability company agreement with respect to such Consolidated Entity or (2) other Indebtedness permitted by Section 7.02 (it being understood that any such restrictions may cause the income of such Consolidated Entity to be excluded from Consolidated Net Income pursuant to the definition thereof).

7.12 No Other Negative Pledges.

Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien in favor of the Administrative Agent and the Lenders upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) Applicable Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases (including Capital Leases and synthetic leases), subleases, licenses, sub-licenses and sale-lease back agreements entered into by any Consolidated Entity as lessee or licensee, restricting the granting of Liens therein or in property that is the subject thereof, (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale (provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement), (vi) obligations that are binding on a Subsidiary or assets at the time such Subsidiary first becomes a Subsidiary or such assets are acquired, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary or such acquisition and (vii) solely with respect to the assets of and Capital Stock issued by any Consolidated Entity that is not a Loan Party (or any Subsidiary thereof that is not a Loan Party), restrictions in (A) the joint venture agreement, equityholders agreement, partnership agreement or limited liability company agreement with respect to such Consolidated Entity or (B) other Indebtedness permitted by Section 7.02.

7.13 Fiscal Year.

Each Borrower will not, and will not permit or cause any of its Subsidiaries to, change its fiscal year or its method of determining fiscal quarters; provided that any Subsidiary of Crawford may change its fiscal year and its method of determining fiscal quarters to match Crawford’s fiscal year and method of determining fiscal quarters.

7.14 Accounting Changes.

Other than as permitted pursuant to Section 1.03, each Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of its organization) or Applicable Law.

7.15 Canadian Benefit Plans.

No Canada Pension Entity shall (i) establish or commence contributing to or otherwise participate in any retirement or pension arrangement that contains a defined benefit provision (as that term is defined in the Income Tax Act (Canada)) or (ii) acquire an interest in any Person if such Person sponsors, administers, or participates in, or has any liability in respect of, any retirement or pension arrangement that contains a defined benefit provision (as that term is defined in the Income Tax Act (Canada)).

7.16 Use of Proceeds.

No Borrower will request any Loan, and no Borrower shall use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Crawford will not permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 4.50 to 1.00.

(b) Consolidated Interest Coverage Ratio. Crawford will not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.50:1.00.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Any Borrower shall fail to pay when due (i) any principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Loan Document, or (except as provided in clause (i) above) any other Obligation (other than any Obligations under a Swap Contract or a Cash Management Agreement), and (in the case of this clause (ii) only) such failure shall continue for a period of three Business Days;

(b) Any Loan Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.02(e)(i), 6.03(i), 6.09 or 6.15 or in Article VII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Sections 6.02 (other than Sections 6.02(a) and 6.02(e)(i)), 6.14(b) and 6.14(c) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five Business Days after the earlier of (y) the date on which a Responsible Officer of any Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to any Borrower;

(c) Any Loan Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Loan Documents other than those enumerated in Section 8.01(a) or 8.01(b), and such failure (i) by the express terms of such Loan Document, constitutes an Event of Default, or (ii) shall continue unremedied for any cure period specifically applicable thereto or, if no grace period is specifically applicable, for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of any Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to any Borrower;

(d) Any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in this Agreement, any of the other Loan Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;

(e) Any Consolidated Entity shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement, but including the Indebtedness incurred pursuant to Hedge Agreements) having an aggregate principal amount in excess of the Threshold Amount or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f) Any Consolidated Entity (other than an Immaterial Subsidiary) shall (i) file a voluntary petition, commence a voluntary case or proceeding, or make or file an assignment for the benefit of creditors or a proposal to its creditors (including the filing of a notice of intention in respect thereof) seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, composition or any other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.01(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver, interim receiver, receiver and manager, conservator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g) Any involuntary petition, case or proceeding shall be filed or commenced against any Consolidated Entity (other than an Immaterial Subsidiary) seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, interim receiver, receiver and manager, receiver, conservator or similar official for it or all or a substantial part of its properties or any other relief under any Debtor Relief Law, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h) A UK Insolvency Event shall occur (other than with respect to an Immaterial Subsidiary);

(i) Any Consolidated Entity (other than an Immaterial Subsidiary) (i) shall become (or shall state that it is) insolvent under administration or insolvent (each as defined in the Australian Corporations Act); (ii) shall be in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Australian Corporations Act) appointed to its property; (iii) shall be subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Administrative Agent); (iv) shall have had an application or order made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of clauses (i), (ii) or (iii) above (and in the case of an application or similar action, it is not stayed, withdrawn or dismissed within 21 days); (v) shall be taken (under section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand; (vi) shall be the subject of an event described in section 459C(2)(b) or section 585 of the Australian Corporations Act (or it makes a statement from which the Administrative Agent reasonably deduces it is so subject); or (vii) shall be otherwise insolvent or unable to pay its debts when they fall due;

(j) Any one or more (i) money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has not disputed responsibility therefor) in excess of the Threshold Amount or (ii) non-monetary judgments that could reasonably be expected to have a Material Adverse Effect, in each case shall be entered or filed against any Consolidated Entity or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days or in any event later than five days prior to the date of any proposed sale of such property thereunder;

(k) Any Collateral Document to which any Consolidated Entity is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent or the applicable Security Trustee (as applicable) a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or the applicable Security Trustee (as applicable) or any Lender, or any Consolidated Entity shall assert any of the foregoing; or the Guaranty shall for any reason cease to be in full force and effect as to any Guarantor, or any Guarantor or any Person acting on its behalf shall deny or disaffirm such Guarantor’s obligations thereunder; or any other Loan Document shall for any reason cease to be in full force and effect as to any Consolidated Entity party thereto, or any such Consolidated Entity or any Person acting on its behalf shall deny or disaffirm such Consolidated Entity’s obligations thereunder;

(l) Any Loan Party or any of its assets shall have immunity from the jurisdiction of a court or from legal process in its jurisdiction of organization or any other jurisdiction in which it undertakes substantial operations;

(m) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred or are then existing, has or could reasonably be expected to result in a Material Adverse Effect;

(n) Any Consolidated Entity shall have been notified that any of them has, in relation to a Non-U.S. Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or the UK Pensions Regulator has issued a UK Contribution Notice or UK Financial Support Direction, or otherwise is liable to pay any other amount in respect of Non-U.S. Pension Plans, in each case that could reasonably be expected to result in a Material Adverse Effect;

(o) A Canadian Pension Plan Termination Event shall occur or any Canada Pension Entity shall fail to make a required contribution to or payment under any Canadian Pension Plan when due that, when taken together with all other events or conditions that have occurred or are then existing in respect of Canadian Pension Plans, could reasonably be expected to result in a Material Adverse Effect;

(p) Any one or more licenses, permits, accreditations or authorizations of any Consolidated Entity from any Governmental Authority shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by any Consolidated Entity to be in compliance with Applicable Law, and such action, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

(q) Any of the following shall occur: (i) Crawford shall cease to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Foreign Borrower; (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than Permitted Holders) shall have become after the Closing Date, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of outstanding

Capital Stock of Crawford having 40% or more of the Total Voting Power of Crawford; or (iii) during any period of up to 12 consecutive months, a majority on the Board of Directors of Crawford shall cease to consist of Continuing Directors.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion)) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by the Administrative Agent with the approval of the requisite Appropriate Lenders, as required hereunder in Section 11.01.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto);

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or Applicable Law or equity; and

(e) direct any Security Trustee to do any of the above;

provided, however, that upon the occurrence of an event described in any of clauses (f), (g), (h) or (i) of Section 8.01 with respect to any of the Borrowers, the Commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured

Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

(a) Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender (or any Security Trustee pursuant to any Foreign Pledge Document, but subject to any rights of the Security Trustee under such Foreign Pledge Document) from Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary after acceleration of the Loans pursuant to Section 8.02 or in respect of any sale of, collection from or other realization upon all or any part of the Collateral (other than the Foreign Collateral (subject to Section 8.03(c)) pursuant to the exercise by the Administrative Agent or any Security Trustee of its remedies shall be applied by the Administrative Agent as follows:

(i) first, to the payment of U.S. Obligations consisting of reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or in accordance with the terms of the Collateral Documents;

(ii) second, to the payment of U.S. Obligations consisting of fees owed to the Administrative Agent hereunder or under any other Loan Document;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders and the other holders of the U.S. Obligations in connection with enforcing its rights against Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary under the Loan Documents or otherwise with respect to the U.S. Obligations owing to such Lender or such holder;

(iv) fourth, to the payment of all of the U.S. Obligations consisting of accrued fees and interest (including fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the U.S. Obligations (including the payment of any outstanding Unreimbursed Amount and the obligation to Cash Collateralize L/C Obligations, in each case, to the extent constituting U.S. Obligations), and including U.S. Obligations under (A) any Secured Hedge Agreement between Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary and any Hedge Bank (to the extent such Secured Hedge Agreement is required or permitted hereunder) and (B) any Secured Cash Management Agreement between Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary and any Cash Management Bank;

(vi) sixth, to the payment of Foreign Obligations remaining outstanding, to be applied in accordance with Section 8.03(b);

(vii) seventh, to the payment of all other Secured Obligations and other obligations that shall have become due and payable; and

(viii) eighth, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) all amounts shall be apportioned ratably among the Lenders, Cash Management Banks, Hedge Banks and other holders of the Secured Obligations in proportion to the amounts of such principal, interest, fees or other Secured Obligations owed to them respectively pursuant to clauses (iii) through (vii) above; and (y) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to Cash Collateralize such amounts in the same manner as provided in Section 2.03(q).

(b) Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender (or any Security Trustee pursuant to any Foreign Pledge Document, but subject to any rights of the Security Trustee under such Foreign Pledge Document) from any Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) after acceleration of the Loans pursuant to Section 8.02 or in respect of any sale of, collection from or other realization upon all or any part of the Foreign Collateral (subject to Section 8.03(c)) pursuant to the exercise by the Administrative Agent or any Security Trustee of its remedies shall be applied by the Administrative Agent as follows:

(i) first, to the payment of Foreign Obligations consisting of reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Administrative Agent with respect to the Foreign Collateral under or in accordance with the terms of the Collateral Documents;

(ii) second, to the payment of Foreign Obligations consisting of fees owed to the Administrative Agent hereunder or under any other Loan Document;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders and the other holders of the Foreign Obligations in connection with enforcing its rights against any of the Foreign Subsidiaries (other than the Disregarded Foreign Subsidiaries) under the Loan Documents or otherwise with respect to the Foreign Obligations owing to such Lender or such holder;

(iv) fourth, to the payment of all of the Foreign Obligations consisting of accrued fees and interest (including fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the Foreign Obligations (including the payment of any outstanding Unreimbursed Amount and the obligation to Cash Collateralize L/C Obligations, in each case, to the extent constituting Foreign Obligations), and including Foreign Obligations under (A) any Secured Hedge Agreement between any Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) and any Hedge Bank (to the extent such Secured Hedge Agreement is required or permitted hereunder) and (B) any Secured Cash Management Agreement between any Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) and any Cash Management Bank;

(vi) sixth, to the payment of all other Foreign Obligations and other obligations of a Foreign Subsidiary that shall have become due and payable under the Loan Documents or otherwise and not repaid; and

(vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus (subject to Section 8.03(c)).

In carrying out the foregoing, (x) all amounts shall be apportioned ratably among the Lenders, Cash Management Banks, Hedge Banks and other holders of the Secured Obligations in proportion to the amounts of such principal, interest, fees or other Foreign Obligations owed to them respectively pursuant to clauses (iii) through (vi) above; and (y) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to Cash Collateralize such amounts in the same manner as provided in Section 2.03(q).

(c) Proceeds from any sale of, collection from or other realization of any Foreign Collateral pursuant to the exercise by the Administrative Agent or any Security Trustee of its remedies shall be applied only to the Foreign Obligations in accordance with Section 8.03(b); provided, however, that if, prior to the commencement of any rights or remedies with respect to the voting Capital Stock issued by any Foreign Subsidiary or Foreign Subsidiary Holding Company constituting Foreign Collateral, the Administrative Agent and any applicable Security Trustee shall have released their respective Liens on a sufficient amount of voting Capital Stock of such Foreign Subsidiary or such Foreign Subsidiary Holding Company, as applicable, so that, at the time of the initial exercise of any right or remedy against the voting Capital Stock of such Foreign Subsidiary or such Foreign Subsidiary Holding Company, as applicable, and after giving effect thereto, neither the Administrative Agent nor any Security Trustee shall have a Lien on more than 65% of the voting Capital Stock issued by such Foreign Subsidiary or such Foreign Subsidiary Holding Company, as applicable, then the Administrative Agent or applicable Security Trustee may apply such proceeds of such voting Capital Stock to U.S. Obligations in accordance with Section 8.03(a). In addition, notwithstanding any provision set forth in this Agreement or any Loan Document to the contrary, to the extent that the Administrative Agent or any Security Trustee is not permitted to apply the proceeds of any Foreign Collateral in accordance with Section 8.03(a) pursuant to the immediately preceding sentence and there are surplus proceeds required to be paid to the pledgor of such Foreign Collateral pursuant to Section 8.03(b)(vii), (i) no payment to the pledgor of such Foreign Collateral of any surplus proceeds shall be made to a deposit account in which the Administrative Agent, any Security Trustee or any Lender has any Lien or right of setoff and (ii) such pledgor shall not have any obligation to maintain any such surplus proceeds in any deposit account in which the Administrative Agent or any Security Trustee shall have a Lien. The Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of the Required Lenders, release, and direct each Security Trustee to release, such Liens as are contemplated to be released by this Section 8.03(c) to permit application of proceeds in accordance Section 8.03(a).

(d) All monies received by Bank of America, in its capacity as Administrative Agent or as any Security Trustee, except for monies received by any Security Trustee under or pursuant to any Foreign Pledge Document, shall be deemed received by Bank of America in its capacity as Administrative Agent.

(e) Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Article IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Appointment. Each of the Lenders and the L/C Issuers hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than with respect to consent rights contemplated by Section 9.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and Secured Parties hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document or other Loan Document governed by the laws of such jurisdiction on such Lender’s or Secured Party’s behalf.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent and the Security Trustees hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or a Security Trustee and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and the Security Trustees hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such

Person were not the Administrative Agent or a Security Trustee hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions.

(a) The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable, and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of the gross negligence, bad faith or willful misconduct of, or a material breach of the obligations of, the Administrative Agent or any of its Related Parties, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by any Borrower, a Lender or an L/C Issuer.

(c) Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Crawford. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Crawford, so long as no Event of Default exists (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Crawford and such Person remove such Person as Administrative Agent and, with the consent of Crawford, so long as no Event of Default exists (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Crawford and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) L/C Issuers and Swing Line Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by Crawford of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders.

Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and any Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Security Trustees and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Security Trustees and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Security Trustees and the Administrative Agent under Sections 2.03(l) and (m), 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Security Trustee, each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Security Trustees, the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Security Trustee, any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

(c) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement), (C) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent and each Security Trustee, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent or any Security Trustee under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03(g); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent or the applicable Security Trustee, as applicable, to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the applicable Security Trustee, as applicable, will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(c) Neither Administrative Agent nor any Security Trustee shall not responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the applicable Security Trustee’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or any Security Trustee be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

9.14 UK Security Trustee.

(a) Each of the Administrative Agent, the Lenders and the L/C Issuer hereby irrevocably appoints the UK Security Trustee on the terms and conditions set out in this Article IX and any Collateral Document governed by English law to act as its trustee under and in relation to any such Collateral Document and to hold the assets subject to the security thereby created as trustee for the Administrative Agent and the Lenders on the trusts and other terms contained in this Article IX and any such Collateral Document.

(b) The UK Security Trustee shall have, subject to the provisions of any Collateral Document governed by English law, (i) all the powers of an absolute owner of the security constituted by such Collateral Document and (ii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under such Collateral Document or any of the Loan Documents.

(c) Nothing in this Article IX shall require the UK Security Trustee to act as a trustee at common law or to hold any property on trust in any jurisdiction outside the United Kingdom that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

(d) The exculpatory provisions of this Article IX shall apply to the UK Security Trustee and its Related Parties and any such sub-agent, and shall apply to their respective activities in connection with this Agreement and the other Loan Documents. The UK Security Trustee shall have all of the benefits, indemnities and immunities (i) provided to the Administrative Agent in this Agreement (in addition to those in the other Loan Documents to which it is a party) with respect to any acts taken or omissions suffered by the UK Security Trustee as fully as if the term “Administrative Agent” as used herein included the UK Security Trustee with respect to such acts or omissions and (ii) as additionally provided herein and in any other Loan Document to which it is a party with respect to the UK Security Trustee.

9.15 Australian Security Trustee.

(a) Each of the Administrative Agent, the Lenders and the other Secured Parties appoint the Australian Security Trustee to act as security trustee under and in connection with the Australian Collateral Documents (as defined in the Australian Security Trust Deed) and this Agreement. The Australian Security Trustee accepts this appointment.

(b) Each of the Administrative Agent, the Lenders and the other Secured Parties hereby irrevocably authorizes the Australian Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to it by the terms of any Australian Collateral Document (as defined in the Australian Security Trust Deed), together with all such rights, remedies, powers and discretions as are reasonably incidental hereto, and agrees to be bound by such action properly taken or properly not taken by the Australian Security Trustee. Any reference in this Agreement to Liens or other security interests stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens or other security interests granted in favor of the Australian Security Trustee under any Australian Collateral Document (as defined in the Australian Security Trust Deed).

(c) A successor to the Australian Security Trustee as provided for in this Article IX shall have, subject to the provisions of any Australian Collateral Document (as defined in the Australian Security Trust Deed), (i) all the powers of an absolute owner of the security constituted by such Australian Collateral Document (as defined in the Australian Security Trust Deed) and (ii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under any of the Loan Documents.

(d) Each of the Administrative Agent, the Lenders and the other Secured Parties agree that at any time that the beneficiary of the Liens under any Australian Collateral Document (as defined in the Australian Security Trust Deed) shall be a Person other than the Australian Security Trustee, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in this Agreement and/or in any Australian Collateral Document (as defined in the Australian Security Trust Deed). Nothing in this Article IX shall require the Australian Security Trustee to act as a trustee at common law or to hold any property on trust in any jurisdiction outside of Australia that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable

(e) Notwithstanding any other provision in this Agreement:

(i) the Australian Security Trustee need not act (whether or not on instructions from one or more of the Administrative Agent, the Lenders and the other Secured Parties) if it is impossible to act due to any cause beyond its control (including war, riot, natural disaster, labour dispute, or law taking effect after the date of this Agreement). The Australian Security Trustee agrees to notify the Administrative Agent, the Lenders and the other Secured Parties and each Loan Party promptly after it determines it is unable to act; and

(ii) the Australian Security Trustee has no responsibility or liability for any loss or expense suffered or incurred by any party as a result of its not acting for so long as the impossibility under this Section 9.15© continues. However, the Australian Security Trustee agrees to make reasonable efforts to avoid or remove the causes of non-performance and agrees to continue performance under this Agreement promptly when the causes are removed.

(f) The exculpatory provisions of this Article IX shall apply to the Australian Security Trustee and its Related Parties and any such sub-agent, and shall apply to their respective activities in connection with this Agreement and the other Loan Documents. The Australian Security Trustee shall have all of the benefits, indemnities and immunities (i) provided to the Administrative Agent in this Agreement (in addition to those in the other Loan Documents to which it is a party) with respect to any acts taken or omissions suffered by the Australian Security Trustee as fully as if the term “Administrative Agent” as used herein included the Australian Security Trustee with respect to such acts or omissions and (ii) as additionally provided herein and in any other Loan Document to which it is a party with respect to the Australian Security Trustee.

Article X

[Reserved]

Article XI

MISCELLANEOUS

11.01 Amendments, Etc.

(a) Subject to Section 3.03 and the last paragraph of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and Crawford or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (D) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv) (i) change Section 8.03 or Section 2.13 in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder without the written consent of each Lender, (ii) change Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby, or (iii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation;

(v) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vii) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(viii) (i) release Crawford (from its obligations as a Borrower or as a Guarantor hereunder) or (ii) except in connection with the termination a merger or consolidation permitted under Section 7.01 or an Asset Disposition permitted under Section 7.04, release any Foreign Borrower;

(ix) amend Section 1.09 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby; or

(x) subordinate, or have the effect of subordinating, the Liens securing the Secured Obligations to Liens securing any other Indebtedness or other obligation, without the prior written consent of each Lender directly affected thereby;

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (D) no amendment, waiver or consent shall, unless in writing and signed by the applicable Security Trustee in addition to the Lenders required above, affect the rights or duties of such Security Trustee under this Agreement or any other Loan Document; (E) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (F) the term L/C Commitment may be amended pursuant to a fully executed (and delivered to the Administrative Agent) Notice of Additional L/C Issuer.

(b) Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(c) Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Crawford and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d) Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuers, Crawford and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.09 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.09.

(e) Notwithstanding any provision herein to the contrary, if the Administrative Agent and Crawford acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and Crawford shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers or any other Loan Party, the Administrative Agent, any Security Trustee, any L/C Issuer or the Swing Line Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii) if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or any L/C Issuer pursuant to Article II if such Lender, the Swing Line Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or any Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT

OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party, or a material breach of the obligations of such Agent Party hereunder or under any other Loan Document.

(d) Change of Address, Etc. Each of the each Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to Crawford, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Crawford or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the obligations of, such Person to be indemnified or any of its Related Parties hereunder or under any other Loan Document. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender, any L/C Issuer, any Security Trustee or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates ((x) limited, in the case of counsel, to the reasonable fees, charges and disbursements of a single firm of primary counsel, and, if reasonably necessary, a single firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case to such Persons taken as a whole and (y) including due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (limited, in the case of counsel, to the reasonable fees, charges and disbursements of a single firm of primary counsel for all such Persons, taken as a whole and, if necessary, a single firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, of one other firm of primary counsel for all similarly situated affected Persons and, if necessary, one other firm of local counsel for all similarly situated affected Person in each appropriate jurisdiction)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of counsel, to the reasonable fees, charges and disbursements of a single firm of primary counsel for all Indemnitees, taken as a whole and, if necessary, a single firm of local counsel in each relevant material jurisdiction for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, of one other firm of primary counsel for all similarly situated affected Indemnitees and, if necessary, one other firm of local counsel for all similarly situated affected Indemnitees in each appropriate jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Claims related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any Related Indemnitee of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee or any Related Indemnitee of an Indemnitee, for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Borrower and that is brought by an Indemnitee against another Indemnitee (other than against any Arranger or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, on behalf of itself and its Related Parties, as applicable, and acknowledges that no other Person shall have, any claim against any other party hereto, other than against any Loan Party or any Related Party of any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit any Borrower’s indemnification obligations under Section 11.04(b) to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Security Trustees, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Crawford otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (b)(ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A) the consent of Crawford (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Crawford shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons). Further, so long as remedies under Section 8.02 have not been exercised, without the written consent of Crawford no such assignment shall be made to any Person that, on the effective date of such assignment, through its Lending Offices is not capable of lending in the Alternative Currencies or at the applicable interest rates contemplated under this Agreement on such date.

(vi) Limitation on Certain Reimbursement Rights of Assignees. No assignee of rights and obligations of any Lender hereunder and under the other Loan Documents shall be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any such rights and obligations, than the Lender from whom such assignee acquired the applicable rights and obligations would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such assignee acquired the applicable rights and obligations hereunder and under the Loan Documents.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Crawford and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Crawford and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, a Disqualified Institution (provided that the DQ List has been posted on the Platform for all Lenders) or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Crawford’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or the Swing Line Lender assigns all of its Commitment and Revolving Loans pursuant to clause (b) above, such L/C Issuer or the Swing Line Lender may, (i) upon thirty (30) days’ notice to the Administrative Agent, Crawford and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty (30) days’ notice to Crawford, resign as the Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the applicable L/C Issuer or the Swing Line Lender as an L/C Issuer or the Swing Line Lender, as the case may be. If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.

(g) Disqualified Institutions.

(i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless Crawford has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment is made to any Disqualified Institution without the Crawford’s prior consent in violation of clause (i) above, Crawford may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (x) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (y) such assignment does not conflict with Applicable Laws and (z) in the case of clause (B), the Borrowers shall not use the proceeds from any Loans to prepay Loans held by Disqualified Institutions.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

(iv) The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

11.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent, the Security Trustees, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Sections 2.18 or 2.19 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee, or prospective assignee, in reliance on this clause (vi)), (vii) on a confidential basis to (A) any rating agency in connection with rating Crawford or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, any Security Trustee, any L/C Issuer and/or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (ix) with the consent of Crawford or to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (xi) becomes available to the Administrative Agent, any Security Trustee, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Crawford or (xii) is independently discovered or developed by a party hereto without utilizing any Information received from Crawford or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from Crawford or any Subsidiary relating to Crawford or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Security Trustee, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by Crawford or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b) Non-Public Information. Each of the Administrative Agent, the Security Trustees, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.

(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent, any Security Trustee or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d) Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs or primary logo of Crawford.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such L/C Issuer or such Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have under Applicable Law. Each Lender and each L/C Issuer agrees to notify Crawford and the

Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (including, without limitation, the Criminal Code (Canada)) (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Integration; Effectiveness.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the

Administrative Agent, any Security Trustee, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

(a) If Crawford is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives Crawford the right to replace a Lender as a party hereto, then Crawford may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) Crawford shall have paid (or caused a Foreign Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Crawford or applicable Foreign Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Laws; and

(v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c) Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.

(d) Notwithstanding anything in this Section 11.13 to the contrary, (A) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. EACH BORROWER

IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Subordination.

Each Borrower (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty or any other Loan Document, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, which request may be made only if an Event of Default exists, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.16 or analogous provision under the Guaranty or any other Loan Document, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower (on behalf of itself and its Subsidiaries) acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates are arm’s-length commercial transactions between each Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Arrangers and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any Arranger, nor any Lender nor any of their respective Affiliates has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger, nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18 Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Borrowers (on behalf of itself and its Subsidiaries) and each of the Administrative Agent, each L/C Issuer, the Swing Line Lender, and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, any L/C Issuer and the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, the applicable L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, any L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, any L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Borrowers (on behalf of itself and each of its Subsidiaries) and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.19 USA Patriot Act Notice; Canadian AML Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”) or any Canadian AML Act, it is required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party, information concerning its direct and indirect holders of equity interests and other Persons exercising Control over it, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the Patriot Act. Each Borrower shall (and shall cause each of its Subsidiaries to), promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Canadian AML Acts.

11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.22 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the

Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, each of the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable Law).

11.23 Australian Banking Code Practice.

Each of the parties hereto agrees that the Australian Banking Code of Practice does not apply to this Agreement or the transactions in connection with it.

11.24 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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